EXHIBIT 10.01

MORTGAGE WAREHOUSING AGREEMENT

AND RELATED DOCUMENTS

Between

INTUIT INC.

And

QUICKEN LOANS INC.

Dated as of July 31, 2002

TABLE OF CONTENTS

MORTGAGE WAREHOUSING AGREEMENT			1

1.	Definitions.		1

2.	The Loan.		10
	2.01	Loan Commitment	10
	2.02	Request for Advance	10
	2.03	Advances	10
	2.04	Payments	10
	2.05	Form of Payments	11
	2.06	Payments Received	11
	2.07	The Note	11
	2.08	Use of Proceeds	11
	2.09	Interest	11
	2.10	Computation of Interest	12
	2.11	Set-Off	12

3.	Collateral.		12
	3.01	Security for Collateral	12

3A.	Sale of Collateral to Investors		13
	3A.01	Delivery of Collateral to Investors	13
	3A.02	Bailee Letter	13
	3A.03	Calculation of Profits of Sale of Mortgage Loans	13
	3A.04	Reports Relating to Collateral	13

4.	Conditions and Covenants of Lending.		13
	4.01	Documentation Required Prior to First Advance Only	13
	4.02	Delivery of Documents to Investor	14
	4.03	Continuing Warranties	14
	4.04	Confirmation of Representations	15
	4.05	Financing Statements	15
	4.06	Limited Power of Attorney	15
	4.07	Perfecting Intuit’s Lien	15
	4.08	Intuit Participation in Borrower’s Quality Control/Compliance Committee	15

5.	Continuing Representations and Warranties.		15
	5.01	Borrower’s Organization	15
	5.02	Financial Statements	16
	5.03	Authority	16
	5.04	Title to Collateral	16
	5.05	Compliance with Laws of Applicable Jurisdiction	16
	5.06	Licenses; Qualifications; Approvals; Orders	16
	5.07	No Subsidiaries	16
	5.08	No Default	17
	5.09	Proceedings	17

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	5.10	Accuracy of Information	17
	5.11	Loan Not Usurious	17
	5.12	Title to Assets	17
	5.13	Taxes	17

6.	Affirmative Covenants		17
	6.01	Loan Payments	17
	6.02	Casualty Insurance	17
	6.03	[Intentionally Omitted]	17
	6.04	[Intentionally Omitted]	17
	6.05	[Intentionally Omitted]	17
	6.06	Notation of Mortgage Assignments	17
	6.07	Execution of Additional Documents	18
	6.08	Submission of Financial Statements and Reports	18
	6.09	Maintenance of Books and Records	18
	6.10	Compliance with Administrative Requests	18
	6.11	[Intentionally Omitted]	18
	6.12	[Intentionally Omitted]	18
	6.13	Maintenance of Take-Out Commitments	18
	6.14	Financial Covenants	18
	6.15	[Intentionally Omitted]	18
	6.16	[Intentionally Omitted]	18
	6.17	Diligent Application for Replacement Warehouse Funding	18
	6.18	[Intentionally Omitted]	18
	6.19	Agency Audits	18
	6.20	Compliance With Laws	18
	6.21	[Intentionally Omitted]	19
	6.22	[Intentionally Omitted]	19
	6.23	Operational Reviews	19
	6.24	[Intentionally Omitted]	19
	6.25	Preservation of Legal Status	19
	6.26	[Intentionally Omitted]	19
	6.27	Maintenance of Approvals, Filings and Registration	19

7.	Negative Covenants.		19
	7.01	No Compromise of Collateral	19
	7.02	[Intentionally Omitted]	19
	7.03	No Other Liens	19
	7.04	No Liquidation / No Sale	19
	7.05	No Sale of Assets Outside Ordinary Course	20
	7.06	Improper Use of Proceeds	20
	7.07	No Loans to Borrowers of More than 100% Loan-to-Value	20
	7.08	No Misleading Information	20
	7.09	No Guarantees	20
	7.10	No Change in Ownership or Control	20
	7.11	No Distributions	20
	7.12	No Pledge of Servicing	20
	7.13	Transactions with Affiliates	20
	7.14	[Intentionally Omitted]	20
	7.15	Repurchase of Mortgage Loan	20

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	7.16	No Additional Issuance of Securities	20
	7.17	No Impairment of Cross-Streaming, Upstreaming, Downstreaming or Liens	21
	7.18	Limitation on Investments	21

8.	Collateral Custodian.		21
	8.01	Appointment of Collateral Custodian	21
	8.02	Scope of Collateral Custodian’s Duties	21
	8.03	Successor Collateral Custodian	21
	8.04	Authority of Collateral Custodian	21

9.	Default		21
	9.01	Events of Default	21
	9.02	Remedies Upon Default	22
	9.03	Remedies Cumulative	23
	9.04	Allocation of Amounts Received	24
	9.05	Requirement for Notice of Default	24

10.	Collections.		24

11.	Term and Termination		24

12.	Miscellaneous.		24
	12.01	Notices	24
	12.02	Successors and Assigns	26
	12.03	Delay Not To Constitute Waiver	26
	12.04	(a) Entire Agreement	26
	12.05	Construction	27
	12.06	Governing Law/Consent to Jurisdiction and Service	27
	12.07	Amendments: Waivers	27
	12.08	No Consequential Damages	27

PROMISSORY NOTE			34

SECURITY AGREEMENT			37

UCC-1 FINANCING STATEMENT			47

AFFILIATE SECURITY AGREEMENT			48

CUSTODIAL AGREEMENT			58

PLEDGE AGREEMENT			67

GUARANTY AND SURETY AGREEMENT			76

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MORTGAGE WAREHOUSING AGREEMENT

     THIS MORTGAGE WAREHOUSING AGREEMENT (“Agreement”) is made and entered into as of this 31st day of July, 2002, by and between Intuit Inc., a Delaware corporation (“Intuit” or “Lender”), and Quicken Loans Inc., a Michigan corporation (“Borrower”).

WITNESSETH:

     WHEREAS, Intuit and Borrower desire to enter into an agreement under which Intuit will, for a temporary period of time, extend credit to Borrower to finance the origination and sale of Mortgage Loans (defined below); and

     WHEREAS, Intuit and Borrower desire to establish the terms and conditions for such financing; and

     WHEREAS, Rock Acquisition Corporation and Title Source, Inc., jointly and severally, will guaranty certain obligations of Borrower under this Agreement;

     NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, Intuit and Borrower agree as follows:

1.	Definitions.

     1.01 For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the terms defined in this Paragraph shall have the meanings assigned to them in this Paragraph and include the plural as well as the singular. The following terms shall have the meanings set forth herein; provided, however, that if any definition herein is inconsistent with that in any other document related to this transaction, including the Security Agreement, Promissory Note, UCC Financing Statement, Custodial Agreement, or Guaranty Agreement, such term shall have the meaning set forth in the other document for purposes of interpreting that other document.

     1.02 The terms below have the meanings herein ascribed to them:

     Advance means an advance of funds under the Loan in connection with the funding or purchase by Borrower of a Mortgage Loan or Mortgage Loans in accordance with the terms of this Agreement.

     Affiliate means, as to any Person, any other person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person, whether through the ownership of voting securities, by contract or otherwise, including the holder of 10% or more of the outstanding securities of such Person and any officer of such Person.

     Affiliate Security Agreement means that certain Affiliate Security Agreement, securing the Guarantors’ obligations under the Guaranty Agreement, among Guarantors and Intuit, dated as of the date hereof and which is an essential element of this Agreement.

     Applicable Base Rate means the sum of (i) the Base Rate, and (ii) the Base Rate Margin, as each is in effect from time to time.

     Base Rate means the LIBOR Rate for six months as reported daily in The Wall Street Journal.

     Base Rate Margin means one hundred fifty (150) basis points.

     Borrower’s Property in Possession of Collateral Custodian or Intuit means goods, securities, stocks, bonds, notes, instruments, documents, policies and certificates of insurance, deposits, money or other property now owned or later acquired by Borrower or in which Borrower now has or later acquires any interest, and which are now or later in the possession of Collateral Custodian or Intuit, or as to which Collateral Custodian or Intuit now or later controls possession, by documents or otherwise.

     Borrowing Base means for Mortgage Loan Advances on Eligible Loans, the lesser of the Committed Purchase Price or one hundred percent (100%) of the principal amount of such loans, plus one hundred million dollars ($100,000,000) which shall be earmarked for wet funding advances (“Wet Advances” as defined below) against pledges of Collateral by Borrower; provided, however, that the principal amount of the Borrowing Base shall not exceed Three Hundred Seventy Five Million Dollars ($375,000,000).

     Borrowing Base Certificate means a certificate in a form satisfactory to Intuit prepared by Borrower, showing a calculation of the Borrowing Base as of a certain date.

     Borrowing Base Report means a report prepared by Borrower and delivered to the Collateral Custodian, which summarizes the contents of the Borrowing Base, in a form satisfactory to Intuit. Borrower shall deliver to Intuit a Borrowing Base Report at any time that the Borrowing Base is within seventy five percent (75%) of the maximum amount of the Loan.

     Business Day means any day except Saturday, Sunday, a legal holiday in New York, and any day on which banking institutions in New York are authorized or required by law or other governmental action to close.

     Collateral means Mortgage Loans, Mortgage Notes, Mortgages and all other documents, property rights, proceeds and payments relating to (a) Mortgage Loans which secure the Secured Obligations; and (b) all other collateral of Borrower hereinafter described in Section 3.01.01 of this Agreement, and/or from time to time deposited with, delivered or to be delivered to or held by Collateral Custodian pursuant to this Agreement and under the terms of the Custodial Agreement, and the proceeds thereof, whether now or hereafter arising.

     Collateral Custodian or Custodian means Protiviti, Inc. pursuant to the terms of the Custodial Agreement executed in connection with this Agreement.

     Committed Mortgage Loan means an Eligible Mortgage Loan as to which Collateral Custodian has received a Take-Out Commitment.

     Committed Mortgage Loan Advance means an Advance against the Borrowing Base value of Committed Mortgage Loans.

     Committed Pre-warehouse Loan means a Pre-warehouse Loan as to which Collateral Custodian has received a Take-Out Commitment.

     Committed Purchase Price means, with respect to a Mortgage Loan, the price at which the Investor under the applicable Take-Out Commitment has agreed to purchase said Mortgage Loan, less any fees or other compensation due Investor.

     Conforming Mortgage Loan shall be an Eligible Mortgage Loan or Pre-warehouse Loan which: (1) meets all Fannie Mae or Freddie Mac conditions for purchase at the time made, except for conditions regarding the loan amount in the case of Jumbo Loans and Super Jumbo Loans; or (2) meets all agency guidelines for an FHA-insured or VA-guaranteed Mortgage Loan (as applicable).

     Current Assets means, as of any applicable date of determination, all assets of a person that should be classified as current in accordance with GAAP, including without limitation, cash, non-affiliated customer receivables, United States government securities, claims against the United States government, and inventories, but excluding:

     (a)  Investments or securities in any corporation not listed on the New York Stock Exchange, NASDAQ National Market or the American Stock Exchange;

     (b)  Investments or securities in any limited liability company, partnership, limited partnership, joint venture or other business venture or legal entity;

     (c)  Investments or securities in any options or derivatives;

     (d)  Investments or securities in any corporation as to which the cost basis of Borrower’s securities exceeds twenty-five percent (25%) of the Tangible Net Worth of Borrower as calculated without the inclusion of such investments or securities; and

     (e)  Investments or securities in any corporation in which Borrower owns in excess of a four percent (4%) ownership interest.

     Current Liabilities means, as of any applicable date of determination, all liabilities of a person that should be classified as current in accordance with GAAP, including without limitation any portion of the principal of the Note classified as current.

     Custodial Agreement means the Contract Personnel Arrangement Letter by and among Borrower, Intuit, and Collateral Custodian dated July 31, 2002 as the same may be amended from time to time.

     Default means an Event of Default or an event or condition which, with the passage of time or giving of notice, or both, would become such an Event of Default.

     Distribution means, as to any Person: (a) the declaration or payment of any dividend on or in respect of any shares of any class of capital stock of such Person, other than dividends payable solely in shares of common stock of such Person, (b) the purchase, redemption, or other acquisition or retirement of any shares of any class of capital stock of such Person directly or indirectly, (c) any other distribution on or in respect of any shares of any class of capital stock of such Person, (d) any setting apart or allocating any sum for the payment of any dividend or distribution, or for the purchase, redemption, or retirement of any shares of capital stock of such Person, and (e) any payment of, principal of, interest on, or fees or any other amounts with respect to Subordinated Indebtedness.

     Eligible Mortgage Loan means a Mortgage Loan with respect to which each of the following statements shall be accurate and complete:

     (a)  It is a binding and valid obligation of the obligor thereon, in full force and effect and enforceable in accordance with its terms.

     (b)  It is genuine in all respects as appearing on its face and as represented in the books and records of Borrower and all information set forth therein is true and correct.

     (c)  It is free of any default of any party thereto, other than as permitted by subparagraph (d) below, counterclaims, offsets and defenses and from any rescission, cancellation or avoidance;

     (d)  No payment is more than fifty-nine (59) days past due.

     (e)  It has not been modified or amended in any respect.

     (f)  It complies with all applicable laws and regulations governing it, and all notices, disclosures and other statements or information required by law or regulation to be given in connection with said Mortgage Loan have been given as required.

     (g)  All advance payments and other deposits required to be paid on said Mortgage Loan have been paid in cash and there have been no prepayments made.

     (h)  It is free and clear of all liens, except in favor of Borrower and as assigned to Intuit to secure the Loan.

     (i)  The security property for the Mortgage Loan is insured against loss or damage by fire, flood (if applicable) and other hazards normally included within standard extended coverage with the mortgagee named as a loss payee.

     (j)  The security property for the Mortgage Loan is free and clear of all liens, except (i) Borrower’s first mortgage loan, (ii) liens for real estate taxes, special assessments and the like which are not delinquent, and (iii) liens which are subordinate to the lien of the Mortgage Loan.

     (k)  As to those Mortgage Loans covered by a Take-Out Commitment, the Take-Out Commitment is in full force and effect, and Borrower and the Mortgage Loan are in full compliance therewith.

     (l)  The date of the underlying promissory note is no earlier than thirty (30) days prior to the date said Mortgage Loan is first included in the Borrowing Base.

     (m)  If said Mortgage Loan is FHA insured or VA guaranteed, such insurance or guaranty (or a binding commitment to issue such insurance or guaranty) is in full force and effect.

     (n)  The improvements on the property consist of a completed 1-4 unit single family residence, excluding cooperative apartments (co-ops).

     (o)  The Required Documents have been delivered to the Collateral Custodian.

     (p)  It is not subject to any servicing arrangement with any person other than Borrower or Borrower’s sub-servicer, nor are any servicing rights relating to said Mortgage Loan subject to any lien, claim, interest or negative pledge in favor of any person other than Collateral Custodian for and on behalf of Intuit.

     (q)  It has not been included in the Borrowing Base for more than ninety (90) days and has not previously been included in the Borrowing Base.

     (r)  The Borrower has obtained an appraisal in connection with the origination of said Mortgage Loan unless the Investor for a Second Mortgage Loan has issued a Take-Out Commitment therefor and has not required an appraisal.

     (s)  If the Mortgage Loan has been sent to an Investor, not more than forty-five (45) days have elapsed from the date of delivery, unless the Mortgage Loan has been returned to the Collateral Custodian.

     (t)  If the Mortgage Note or other Required Document has been released to Borrower, not more than ten (10) days shall have elapsed from the date of delivery to Borrower.

     (u)  Jumbo Loans shall be Eligible Mortgage Loans but Super Jumbo Loans shall be Eligible Mortgage Loans only if a Take-Out Commitment exists.

     (v)  It has no features that would make it unenforceable under the federal Home Ownership and Equity Protection Act or anti-predatory lending laws or regulations.

     Event of Default means an event or condition listed under Section 9.01 of this Agreement.

     FHA means the Federal Housing Administration and any successor thereto or to the functions thereof.

     FHA Mortgage Loans means Mortgage Loans within acceptable limits to and insured, or committed to be insured, by the FHA, and evidenced by instruments and documents which comply, and arising from a transaction which complies, in all respects, with the requirements of the FHA as they are in effect from time to time.

     FHLMC the Federal Home Loan Mortgage Corporation, and any successor thereto or to the functions thereof (also known as Freddie Mac).

     FNMA means the Federal National Mortgage Association, and any successor thereto or to the functions thereof (also known as Fannie Mae).

     GAAP means generally accepted accounting principles, consistently applied.

     GNMA means the Government National Mortgage Association (also known as Ginnie Mae), and any successor thereto or to the functions thereof.

     Governmental Authority means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     Guarantors means Rock Acquisition Corporation, a Michigan corporation, and Title Source, Inc., a Michigan corporation, jointly and severally, and Guarantor means either one of them.

     Guaranty Agreement means the Guaranty and Surety Agreement between the Guarantors and Intuit of even date herewith.

     Guaranty (or Guarantee or Guaranties) includes any arrangement whereby a Person is or becomes liable in respect of any Indebtedness or other obligation of another and any other arrangement whereby credit is extended to another obligor on the basis of any promise of a guarantor, whether that promise is expressed in terms of an obligation to pay the Indebtedness of such obligor, or to purchase or lease assets under circumstances that would enable such obligor to discharge one or more of its obligations or to maintain the capital, the working capital, solvency or general financial condition of such obligor, whether or not such arrangement is listed in the balance sheet of the guarantor or referred to in a footnote thereto.

     Indebtedness means any and all sums, indebtedness and liabilities owing or later to become due from Borrower to Intuit under this Agreement, however created, incurred, evidenced, acquired or arising.

     Investment means (a) any stock, evidence of Indebtedness or other security of another Person, (b) any loan, advance, contribution to capital, extension of credit (except for current trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms) to another Person, and (c) any purchase of (i) stock or other securities of another Person or (ii) any business or undertaking of another Person (whether by purchase of assets or securities), any commitment or option to make any such purchase if, in the case of an option, the aggregate consideration paid for such option was in excess of $100, or (d) any other investment, in all cases whether existing on the date of this Agreement or thereafter made.

     Investor means a bank, trust company, savings and loan association, or other entity that invests in Mortgage Loans.

     Jumbo Loan means a Mortgage Loan which exceeds the maximum loan amount permitted by then current FNMA or FHLMC purchase guidelines ($300,700 for calendar year 2002) but otherwise meets FHLMC or FNMA purchase criteria and does not exceed $750,000.

     Liabilities means all indebtedness that, in accordance with GAAP, should be classified as liabilities on Borrower’s balance sheet.

     Loan means the $375,000,000 mortgage warehouse loan that is the subject of this Agreement.

     Loan Documents means this Agreement, the Note, the Security Agreements, the Guaranty Agreement, the Pledge Agreement and all documents evidencing or securing the Loan.

     Maximum Loan Amount means $375,000,000, subject to Section 9 hereof.

     Mortgage means a first or second mortgage (or deed of trust or other security device) which is customary in the jurisdiction in which the premises subject to the mortgage are located. Mortgages shall be written on current forms acceptable to FNMA, FHLMC, FHA or VA (as applicable). In this Agreement, the term “Mortgage” shall include mortgages, deeds of trust, or other security instruments that operate as a mortgage.

     Mortgage Loan means a loan evidenced by a Mortgage Note and secured by a Mortgage covering a fee simple interest in residential (1- 4 unit single family) real property and all improvements located thereon, located in the United States of America.

     Mortgage Note means a valid and binding promissory note or other evidence of indebtedness evidencing a Mortgage Loan and secured by a Mortgage, which was executed by a person with legal capacity to contract and matures in thirty (30) years or less.

     Non-Conforming Mortgage Loan means a Mortgage Loan which (i) does not meet all FNMA or FHLMC conditions for purchase at the time made, (ii) at the time of origination had a principal balance that (A) did not exceed eighty percent (80%) of the appraised value of the real estate and improvements securing such Mortgage Loan unless private mortgage insurance was obtained or the Investor did not require such insurance, or an ordinary and prudent Investor would not require such insurance, and (B) did not exceed ninety-five percent (95%) of such appraised value in any event, (iii) has a term of not more than thirty (30) years, (iv) has an outstanding principal balance of less than $750,000 on the date the Required Documents are delivered to Collateral Custodian, and (v) has not been included in the Borrowing Base for more than one hundred twenty (120) days.

     Note means the instrument described in Section 2.07 hereof, as it may be amended or renewed from time to time.

     Person means any corporation, limited liability company, natural person, firm, joint venture, partnership, trust, unincorporated organization or any governmental entity or body.

     Pledge Agreement means the Pledge Agreement between Rock Acquisition Corporation and Intuit dated the date hereof, pursuant to which the Pledgor (as defined in the Pledge Agreement) has pledged to Intuit all of the capital stock of Borrower and Title Source, Inc. as security for the Guaranty Agreement.

     Pre-warehouse Loan means a loan which (i) would be an Eligible Mortgage Loan or a Second Mortgage Loan, except that the Required Documents have not been delivered to Collateral Custodian, and (ii) has not been included in the Borrowing Base for more than five (5) business days.

     Request for Advance means the form attached hereto as Exhibit A-1, or such other form as Intuit or Collateral Custodian may reasonably require from time to time, completed and executed by Borrower to the satisfaction of Collateral Custodian.

     Required Documents (other than for Mortgage Loans which are the subject of Wet Advances, as to which Required Documents are defined immediately following this definition) means all of the following:

     (a)  An original mortgage note endorsed by the Borrower in blank showing a complete chain of endorsement from the original holder to the Borrower.

     (b)  An original assignment of the Mortgage signed by the Borrower in blank in recordable form.

     (c)  Online or system-accessible copies of the following; (i) an original Mortgage securing the Mortgage Note, or, if such recorded Mortgage is not immediately available, a copy of the Mortgage that has been duly delivered to the appropriate recording office; (ii) a policy of title insurance insuring the Mortgage as a first lien on the mortgaged premises for first lien Mortgage Loans in at least the amount of the related Mortgage Note, or in lieu of a policy, a signed title commitment conforming to these requirements, or a first lien letter from the title company committing to issue a title policy insuring the mortgage; (iii) an indication on the Collateral Package Form (Exhibit A-2) if there is a current, unused and unexpired whole loan commitment under which an Investor agrees to purchase the Mortgage Loan from Borrower at a specified price, which commitment is not subject to any term or condition which is not customary in commitments of like nature or which cannot be fully complied with prior to the expiration thereof; and (iv) any other documents which Intuit may require, including, but not limited to, in the case of Mortgage Loans which are the subject of Take-Out Commitments, a copy of the applicable Take-Out Commitment.

     Required Documents for Mortgage Loans which are the subject of Wet Advances means those documents described on the “Trust Receipt” Form attached to this Agreement as Exhibit A-3.

     Second Mortgage Loan means a Mortgage Loan which would be an Eligible Mortgage Loan except for noncompliance with the requirements of paragraphs (h) and (j) of the definition of Eligible Mortgage Loans, and with respect to which each of the following statements shall be accurate and complete:

     (a)  The property covered by said Mortgage Loan is free and clear of all liens except (i) a first mortgage, (ii) liens for real estate taxes, special assessments and the like which are not delinquent, (iii) liens which are subordinate to the lien of the Mortgage Loan, and (iv) liens which are in favor of the Borrower and assigned to Intuit.

     (b)  The principal amount of the Mortgage Loan does not exceed Three Hundred Thousand Dollars ($300,000).

     (c)  The Mortgage Loan has not been included in the Borrowing Base for more than sixty (60) days.

     Secured Obligations mean all present and future obligations and Indebtedness of the Borrower or any subsidiary owing to Intuit (a) under this Agreement or any other Loan Document, including, without limitation, the obligations to pay the Indebtedness from time to time evidenced by the Note, and obligations to pay interest, charges, expenses and indemnification from time to time owed under any Loan Document.

     Security Agreement means that certain Security Agreement securing the Secured Obligations, by and between Borrower and Intuit, dated as of the date hereof and which is an essential element of this Agreement. The Security Agreement and the Affiliate Security Agreement are sometimes referred to herein collectively as the “Security Agreements.”

     Servicing Portfolio means, as of any date, the portfolio of Mortgage Loans with respect to which the Borrower has direct servicing rights.

     Stockholder means a person who owns shares of capital stock of Borrower.

     Stockholders’ Equity means the following, as set forth in Borrower’s balance sheet prepared in accordance with GAAP: (a) the par or stated value of all outstanding Stockholders’ interests; plus (b) capital surplus; plus (c) retained earnings; less (d) declared dividends not yet paid.

     Subordinated Indebtedness means indebtedness of the Borrower which is subordinated to the Indebtedness hereunder and under the Note, and to all other Lender Obligations, on terms and conditions approved in writing by Intuit.

     Super Jumbo Loan means a Mortgage Loan which would be a Jumbo Loan except that the amount thereof exceeds $750,000, but is less than $2,000,000.

     Take-Out Commitment means (i) a written commitment by which an Investor agrees to purchase Mortgage Note(s) from Borrower, or (ii) a forward commitment to sell mortgage-backed securities at a committed sales price in amounts equal to or greater than the closed Mortgage Loans included in the Borrowing Base.

     Tangible Net Worth means Stockholders’ Equity determined in accordance with GAAP, less the sum of:

     (a)  Any surplus resulting from any write-up of assets, except any such surplus which constitutes Stockholders’ Equity in accordance with GAAP;

     (b)  Goodwill including any amounts, however designated on a balance sheet of the Borrower, representing the excess of the purchase price paid for assets or ownership acquired over the value assigned thereto on the books of the Borrower;

     (c)  Patents, trademarks, trade names and copyrights or rights therein or thereto;

     (d)  Any amount at which ownership interests of the Stockholders appear as an asset on the Borrower’s balance sheet;

     (e)  Loans and advances to Stockholders, managers, employees or affiliated companies;

     (f)  Deferred expenses;

     (g)  Assets whose marketability and/or liquidity value are not readily ascertainable, in Intuit’s sole discretion;

     (h)  Investments or securities in any corporation not listed on the New York Stock Exchange, NASDAQ National Market or American Stock Exchange;

     (i)  Investments or securities in any limited liability company, partnership, limited partnership, joint venture or other business venture or legal entity;

     (j)  Investments or securities in any options or derivatives;

     (k)  Investments or securities in any corporation to the extent to which the cost basis of Borrower’s securities exceeds twenty-five percent (25%) of the Tangible Net Worth of Borrower as calculated without the inclusion of such investments or securities; and

     (l)  Investments or securities in any corporation in which Borrower owns in excess of a four percent (4%) ownership interest.

     Trust Receipt means the Borrower’s written acknowledgement of receipt of Collateral, which acknowledgement confirms the security interest of Intuit in the Collateral and the documents evidencing the Collateral, all of which will be held in trust for the benefit of Intuit.

     VA means the Veterans Administration and any successor thereto or to the functions thereof.

     VA Mortgage Loans means Mortgage Loans within acceptable limits to, and guaranteed by the VA, and evidenced by instruments and documents which comply, and arising from a transaction which complies, in all respects, with the requirements of the VA.

     Wet Advance means an Advance made by Lender against the pledge of Eligible Mortgage Loans with respect to which Borrower has delivered to Collateral Custodian a Request for Advance as specified in Section 2.02, in lieu of the Mortgage Note or Required Documents related thereto, provided, however, that from and after the date the Required Documents have been delivered to Collateral Custodian, such Wet Advance shall cease to be a Wet Advance.

     Working Capital means, as of any applicable date of determination, Current Assets less Current Liabilities.

2.	The Loan.

     2.01 Loan Commitment. Subject to the terms and conditions set forth herein, Lender agrees at any time and from time to time prior to the Termination Date set forth in Section 11, to make an advance or advances to Borrower (“Advances”) which Advances: (1) shall bear interest as provided for herein; (2) may be repaid and reborrowed in accordance with the provisions hereof; (3) shall be made against the pledge by Borrower of Eligible Mortgage Loans (including Eligible Mortgage Loans as to which the Required Documents have not been delivered to Custodian because they are the subject of Wet Advances) as provided herein and in the Security Agreement, provided, however, that the aggregate principal amount of Advances outstanding at any time shall not exceed the lesser of the Borrowing Base, or $375,000,000.

          2.01.01 Pledge of Collateral. Whenever Borrower desires to pledge a Mortgage Loan to Lender, it shall deliver to Collateral Custodian a Collateral Package form (Exhibit A-2) or a Trust Receipt (Exhibit A-3), as appropriate (Collateral Package forms being appropriate to Advances other than Wet Advances and Trust Receipts being appropriate to Wet Advances), which shall be appropriately completed by an employee of Borrower and which shall have attached to it each of the documents identified therein, including, in the case of a Wet Advance request, a blank recordable assignment of the Mortgage by Borrower to Lender.

     2.02 Request for Advance. Whenever the Borrower desires an Advance, Borrower shall deliver to Collateral Custodian a Request for Advance no later than 2 p.m. E.S.T. on the proposed funding date. Borrower hereby agrees that each request for an Advance shall constitute a confirmation that the conditions set forth in Section 4.03 of this Agreement have been satisfied as of the date of such request. In the case of requests for Wet Advances, Borrower shall include instructions for disbursement of such Wet Advances. In the absence of the Custodian, Borrower is authorized to submit Requests for Advance directly to Lender over the signature of Borrower’s Controller (currently Tammy Zionkowski).

     2.03 Advances. Intuit will make requested Advances on the funding date specified in the Request for Advance by wire transfer to Borrower’s account specified in the funding instructions in the Request for Advance, provided, however that Intuit shall have no obligation to make an Advance if:

     (a)  an Event of Default exists; or

     (b)  an Advance, if made, would result in total Advances exceeding the lesser of the Loan amount or the amount then eligible for Advances under the Borrowing Base.

     2.04 Payments.

     (a)  Subject to Section 2.04(b) below, Borrower shall make a principal payment on the Loan on any day in the amount by which the aggregate outstanding principal amount of the Loan exceeds the Borrowing Base.

     (b)  If Borrower is not then in default hereunder, in lieu of prepaying the Loan as required above, Borrower may deliver to the Collateral Custodian on the date when a principal payment would be due, additional Eligible Mortgage Loans such that the principal amount of the Loan, after giving effect to the inclusion of such additional Eligible Mortgage Loans, shall not exceed the Borrowing Base.

     (c)  If the Mortgage Loan to be funded with the proceeds of any Wet Advance is not funded on the date of such Wet Advance or within 5 Business Days thereafter, Borrower shall immediately prepay to Lender the principal amount of such Wet Advance. If the Mortgage Note for any Mortgage Loan securing a Wet Advance is not delivered to Custodian within 5 Business Days following the date on which such Wet Advance was made, Borrower shall immediately prepay the full amount of such Wet Advance.

     2.05 Form of Payments. All payments made on account of the Loan shall be made without setoff or counterclaim of any kind, in lawful money of the United States of America, in immediately available same day funds, free and clear of, and without deduction for, any taxes, fees or other charges and must be received by Intuit by 2:00 p.m. (Pacific time) on the day of payment in an account specified by Intuit. If a payment is received after 2:00 p.m. it will be considered to have been made on the next business day and interest thereon shall be payable until such date. Payments shall be applied against the Loan on a daily basis.

     2.06 Payments Received. All amounts received by Borrower on account of the sale of Mortgage Loans (other than profit on sale of Collateral) shall be paid to Lender for application to the Indebtedness due on the Loan. Except if any Event of Default then exists, payments shall be applied first to accrued but unpaid interest due, and then to principal due under the Loan. Interest shall accrue and be payable as provided in Section 2.09.01. At any time an Event of Default exists, payments shall be applied as described in Section 9.04. Profits on sale of Collateral shall be determined as set forth in Section 3A.03 hereof. The Purchase Price of any Mortgage Loans paid by Investors shall be deposited directly into an account held and controlled by Intuit.

     2.07 The Note. The Loan, which shall be in the form of a revolving credit, shall be evidenced by Borrower’s promissory note to Intuit in the maximum committed amount of the Loan (“Note”), and shall be in form and content satisfactory to Intuit. All terms of the Note are incorporated herein. The Note shall be dated as of the date of this Agreement and will bear interest at the rate and in the manner provided for in Section 2.09 hereof. The date and amount of each Advance on the Loan, and each payment in respect thereof, shall be as set forth in the books and records of Intuit subject to dispute by Borrower within 30 days of Borrower’s receipt of a statement. If Borrower does not dispute Intuit’s records within 30 days after receipt of a statement, such records shall be presumed correct absent manifest error.

     2.08 Use of Proceeds. The proceeds of the Loan shall be used by Borrower solely to finance its making of Mortgage Loans pending their sale to Investors. Use of Loan proceeds for any other purpose, including but not limited to Borrower’s repurchase of loans or for Borrower’s operating expenses, shall be an Event of Default.

     2.09 Interest.

          2.09.01 Borrower shall pay interest on the unpaid principal balance of the Loan from time to time outstanding at a rate per annum equal to the Applicable Base Rate. Interest on the Loan shall be payable monthly in arrears on the fifth day of each calendar month with respect to interest accrued during the preceding calendar month, commencing the fifth day of the calendar month following the month in which the first Advance is made and continuing until the Note has been paid in full. At maturity of the Loan, accrued and theretofore unpaid interest and all unpaid principal shall be due on demand.

          2.09.02 Upon a Default or an Event of Default (whether or not any of the Secured Obligations have been accelerated), or after maturity or after judgment has been rendered on the

Note, the unpaid principal of all Advances shall bear interest at a rate per annum equal to the interest rate otherwise applicable thereto plus (i) 4% during the first 30 days of such Default or Event of Default, and (ii) 6% thereafter.

          2.09.03 In addition to any amounts payable under Sections 2.09.01 and 2.09.02 above, if the entire amount of any required payment of principal and/or interest is not paid in full within ten (10) days after the same is due, the Borrower shall pay to Intuit a late fee equal to five percent (5%) of the required payment.

     2.10 Computation of Interest. All computations of interest hereunder and under the Loan shall be made on the basis of a 360-day year and the actual number of days elapsed. Changes in the rate of interest resulting from changes in the LIBOR Rate shall take place immediately and without notice or demand of any kind.

     2.11 Set-Off. The Borrower hereby grants Intuit a continuing lien, security interest and right of setoff as security for all liabilities and obligations, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Intuit or any entity under the control of Intuit, and its successors and assigns, or in transit to any of them. At any time after an Event of Default, without demand or notice (any such notice being expressly waived by the Borrower), Intuit may setoff the same or any part thereof and apply the same to any liability or obligation of the Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Lender Obligations. ANY AND ALL RIGHTS TO REQUIRE INTUIT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LENDER OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

3.	Collateral.

     3.01 Security for Collateral. The Indebtedness and Borrower’s obligations hereunder and under the other Loan Documents and all other Lender Obligations shall be secured and supported by the following, all of which shall be in form and substance reasonably satisfactory to Intuit:

          3.01.01 Security Agreements and financing statements in favor of Intuit creating a first priority lien on the following:

     1. All Mortgage Loans, now owned or hereafter acquired or originated by Borrower, including, without limitation, the promissory notes or other instruments evidencing the indebtedness of obligors thereon, all mortgages related thereto, rights to payment thereunder, guaranties and insurance policies (governmental or otherwise), and all rights in cash deposits consisting of impounds, insurance premiums or other funds held on account thereof;

     2. All rights of Borrower (but not its obligations) under all Take-Out Commitments, now existing or hereafter arising, covering any part of the Collateral, all rights to deliver Mortgage Loans to Investors and all proceeds resulting from the disposition of such Collateral pursuant thereto;

     3. All existing and hereafter arising accounts, instruments, chattel paper, inventory, investment property and general intangibles constituting or arising in connection with any of the Collateral;

     4. All existing and hereafter acquired files, documents, instruments, surveys, certificates, and other Borrower books, records, information and data relating to the Collateral;

     5. All insurance policies and guarantees relating to any of the Collateral;

     6. Borrower’s Property in Possession of Collateral Custodian or Intuit;

     7. All property of any nature substituted for any of the Collateral or for any part thereof;

     8. All of Borrower’s assets, of every kind and nature, wherever located;

     9. All property described as “Collateral” in the Security Agreements and the Pledge Agreement, which have been negotiated between the respective parties as of the date of this Agreement and which are being executed concurrently with the execution and delivery of this Agreement; and

     10. All proceeds of the aforementioned.

3A.	Sale of Collateral to Investors.

     3A.01 Delivery of Collateral to Investors. Custodian shall arrange for delivery to Investors of Mortgage Loans pledged to Lender, pursuant to Take-Out Commitments of such Investors, provided that Custodian shall have received from Borrower same day’s notice by 3 p.m. E.S.T. describing the Mortgage Loans to be delivered and the appropriate shipping instructions. The delivery and shipping instructions shall identify the Investor.

     3A.02. Bailee Letter. Each delivery of Collateral pursuant to this Section 3A shall be accompanied by a “Notice to Bailee/Bailee Schedule” in the form of Exhibit A-4. Payments for Collateral purchased by Investors shall not be deemed received by Lender until such funds constitute “immediately available” funds in accounts of Lender. In connection with any payments for Collateral made by Investors, Borrower shall deliver to Custodian, not later than the day payment is made, a loan-level listing identifying the Mortgage Loans to which such payment applies.

     3A.03 Calculation of Profits of Sale of Mortgage Loans. On each day when payments are received by Lender from Investors, Borrower shall provide Lender the above referenced loan-level listing which will include the amount received from the Investors and the loan amount advanced by Lender in connection with Mortgage Loans funded by Lender and sold to such Investors. The difference (positive or negative) between the amount received from the Investor and the loan amount advanced, calculated on an aggregate basis for all Mortgage Loans in such loan-level listing and all Investor payments received with respect to such Mortgage Loans, will (i) if such difference is positive, be wired within two (2) Business Days by Intuit to Borrower’s operating account; or (ii) if such difference is negative, be paid by Borrower to Intuit within two (2) Business Days, the form of payment to be as described in Section 2.05 hereof.

     3A.04 Reports Relating to Collateral. In respect of the Collateral, Lender may (through Custodian or otherwise) request a position valuation report from Borrower, periodically but not more frequently than once a week.

4.	Conditions and Covenants of Lending.

     4.01 Documentation Required Prior to First Advance Only. To the extent that Intuit is not already in possession of current versions of the following as of the date of this Agreement (and Intuit shall be the arbiter of whether it is in possession of any such item or not), Borrower shall deliver each of the following to Intuit prior to the making of the first Advance:

          4.01.01 A duly executed copy of this Agreement, the Security Agreement, the Note, the Guaranty Agreement, the Affiliate Security Agreement and the Pledge Agreement.

          4.01.02 Duly executed copies of all financing statements and other documents deemed necessary or appropriate by Intuit and the Collateral Custodian, in their reasonable discretion, to obtain for Intuit a perfected, first priority security interest in and lien upon the Collateral.

          4.01.03 Credit applications, financial statements, or other information concerning the condition (financial and otherwise) of Borrower as Intuit may reasonably request.

          4.01.04 Certified copies of a resolution of the Board of Directors of Borrower approving (i) the execution and delivery of the Loan Documents, (ii) the performance of the obligations thereunder, and (iii) the consummation of the transactions contemplated thereby.

          4.01.05 A duly completed Borrowing Base Certificate dated as of the date of the first Advance hereunder.

          4.01.06 (i) A true, complete and correct copy of Borrower’s Articles of Incorporation and all amendments thereto; (ii) a true, complete and correct copy of Borrower’s Bylaws and all amendments thereto; (iii) a Certification by Borrower’s authorized representative as to the incumbency (and specimen signatures) of each party executing this Agreement and any other documents to be executed in the performance of this Agreement; (iv) a certificate issued by the Secretary of the State of Borrower’s state of organization as to the good standing and continued existence of Borrower, (v) certificates of the appropriate officials of each state in which Borrower conducts business as to the qualification of the Borrower to transact business and its good standing as a foreign corporation in said jurisdiction, and (vi) certificates, licenses, permits or other occupational registration documents evidencing Borrower’s ability to conduct business in the various states as a mortgage lender, mortgage banker, or similar.

          4.01.07 Evidence of Borrower’s FNMA, FHLMC, FHA and VA seller approval.

          4.01.08 Opinion of counsel for the Borrower addressed to the Lender and dated the date of the first Advance hereunder covering the matters as the Lender may request.

          4.01.09 Guaranty Agreement, dated as of the date of the first Advance hereunder, duly executed and delivered by the Guarantor or Guarantors.

          4.01.10 A security agreement and financing statement covering the assets of the Guarantor(s) which serve as security for the Guaranty Agreement.

     4.02 Delivery of Documents to Investor. For each Mortgage Loan which is the subject of an Advance, Borrower shall deliver the documents required by the Investor to the Collateral Custodian sufficiently in advance to allow delivery of those documents to the Investor within the time permitted by the applicable Take-Out Commitment.

     4.03 Continuing Warranties. As a precondition to the making of any Advance hereunder, no default by Borrower shall have occurred and be continuing, and no event shall have occurred which, with the lapse of time or notice or both, shall constitute a default; and Borrower shall have paid all interest, fees, charges and other amounts due and payable by Borrower to Intuit hereunder.

     4.04 Confirmation of Representations. The representations and warranties herein made and those made by or on behalf of the Borrower in any other Loan Document shall be correct as of the date on which any Advance is made, with the same effect as if made at and as of such time.

     4.05 Financing Statements. Borrower will execute financing statements covering the Collateral, in a form satisfactory to Intuit, and will pay the cost of filing the same.

     4.06 Limited Power of Attorney. Borrower irrevocably appoints Collateral Custodian and Intuit as its attorneys-in-fact with full power of substitution for and on behalf of and in the name of Borrower, if an Event of Default has occurred, to endorse any checks, instruments or other papers in their possession; to complete, execute, deliver and record any assignment or other document, including financing statements, covering the Collateral; to endorse any Mortgage Note in the name of Borrower and do every other act or thing necessary or desirable to effect transfer of Collateral and/or to protect the interest of Intuit in the Collateral; to take all necessary and appropriate action in Borrower’s name with respect to any Advances hereunder and servicing of Mortgage Notes and Mortgages or sale of Collateral under any Take-Out Commitment; to commence, prosecute, settle, discontinue, defend or otherwise dispose of any claim; and to sign Borrower’s name whenever and wherever appropriate to the performance of Borrower’s obligations under this Agreement, including execution in Borrower’s name of any document necessary to protect Intuit’s security interest granted hereunder. This appointment shall be deemed coupled with an interest and irrevocable while any Indebtedness from Borrower to Intuit is outstanding.

     4.07 Perfecting Intuit’s Lien. Borrower hereby agrees, upon Intuit’s or Collateral Custodian’s request, to sign any additional documents which either of them or their counsel deem necessary to evidence or perfect the lien on any Collateral, or which may be required by GNMA, FNMA, FHLMC or an Investor.

     4.08 Intuit Participation in Borrower’s Quality Control/Compliance Committee. It is a condition of this Agreement and the Loan that Intuit, through its designated representative, shall be a co-executive sponsor of Borrower’s compliance committee, and participate in deliberations and all proceedings of such committee (or its successor committee) with respect to issues such as the credit quality of loans, the type of loans made, and other aspects of the Borrower’s operations as they pertain to Borrower’s day-to-day lending activity; provided, however, that such participation shall give rise to no liability by Intuit or its representative on the compliance committee, and any and all such claims against either of them related to the deliberations or decisions of the compliance committee are hereby expressly waived. Borrower will give Intuit reasonable advance notice of meetings of the compliance committee and Intuit or its representative shall be entitled to (but not required to) participate by telephone, in person, or in any other manner, at its discretion.

5.	Continuing Representations and Warranties.

     To induce Intuit to make the Loan and the Advances under the Loan, Borrower warrants and represents the following as of the date hereof and at the time of the making of each Advance:

     5.01 Borrower’s Organization. Borrower is a corporation duly organized and existing and in good standing under the laws of Michigan, and is qualified as a foreign corporation and in good standing in every other jurisdiction where its business or operations requires such qualification. The execution, delivery and performance of this Agreement, the Note and the Loan Documents have been duly authorized by all requisite action and will not violate the Articles of Incorporation or Bylaws of Borrower, any applicable statutes or regulations, or any agreements or judgments to which Borrower is a party or by which it is bound. This Agreement and the Note are valid and binding obligations of Borrower, enforceable in accordance with their terms except as limited by bankruptcy, insolvency, reorganization and other similar laws or equitable principles affecting the enforcement of creditors’ rights generally, and the consent or approval of governmental authorities or of third parties is not required for the validity of Borrower’s obligations hereunder. Neither this Agreement nor the Note nor any other Loan Document violates any applicable Federal, state or local law, rule or regulation relating to usury (and all such defenses of usury are expressly waived).

     5.02 Financial Statements. All financial statements and information of Borrower heretofore delivered to Intuit is true and correct in all respects. There has not been, nor will there be on the date of any Request for Advance any material adverse change (since the date of this Agreement) to Borrower’s ability to repay the Loan or to Borrower’s assets, operations, financial condition or ability to conduct its business as it is being conducted on the date hereof. Borrower has no material contingent liabilities or unusual forward or long-term commitments which are not disclosed by or reserved against in financial statements furnished to Intuit or disclosed to Intuit in writing. At the date of this Agreement and at the date of each Advance requested by Borrower hereunder, Borrower warrants and reaffirms there are no material unrealized or anticipated losses from any commitments of the Borrower except as previously disclosed in writing to Intuit.

     5.03 Authority. All requisite action for the authorization, execution and delivery by Borrower of this Agreement, the Note, each other Loan Document and for Borrower’s assignment of the Collateral to Intuit has been duly taken, and has not been rescinded.

     5.04 Title to Collateral. Borrower is or will be the legal and beneficial owner (subject to Investors’ potential claims arising from Take-Out Commitments) of the Mortgage Loans and the Collateral at the time pledged, free and clear of all adverse security interests, liens and encumbrances except those in favor of Intuit, and Borrower has the right to assign the same for Intuit’s benefit.

     5.05 Compliance with Laws of Applicable Jurisdiction. Borrower is fully familiar with the requirements of the laws of the applicable jurisdictions from which Mortgage Loans assigned as Collateral hereunder originate and all Mortgage Loan Collateral is in material compliance with any applicable act, law or regulation governing lending practices.

     5.06 Licenses; Qualifications; Approvals; Orders. The Borrower is authorized to originate Mortgage Loans in each state in which real property securing a Mortgage Loan is located and holds all necessary licenses. The Borrower is not subject to any material disciplinary order or material finding by any licensing authority and is not, to its actual knowledge, the subject of any investigation of alleged wrongdoing by any licensing authority except as previously disclosed in writing to Intuit. To the extent required in order to sell a Mortgage Loan to its intended Investor, the Borrower is approved and qualified and in good standing as a lender or seller/servicer. The Borrower is not, to its knowledge, the subject of any investigation or review by any government or investing agencies other than periodic reviews in the ordinary course of the mortgage banking business except as previously disclosed to Intuit in writing, nor is it the subject of any order by any agency placing it on probation, suspension or other condition adversely affecting its ability to originate, sell or service Mortgage Loans.

     5.07 No Subsidiaries. Borrower has no affiliates or subsidiaries other than those designated and described in writing to Intuit.

     5.08 No Default. Borrower has no knowledge of any default under any agreement to which it is a party or by which it is bound or to which any of its property is subject, which would have a material adverse effect on Borrower’s creditworthiness.

     5.09 Proceedings. Except as previously disclosed to Intuit in writing, there are no outstanding criminal proceedings pending or threatened, or judgments, actions or proceedings pending or threatened before any court or governmental authority, bureau or agency, with respect to or affecting the Borrower or any of its officers, directors, managers or 10% or greater shareholders, wherein damages alleged or owed exceed One Million Dollars ($1,000,000), nor are there any such actions or proceedings (other than personal actions or proceedings unrelated to the mortgage loan business) in which Borrower or any of its officers, directors, managers or 10% or greater shareholders is a plaintiff or complainant, wherein damages alleged exceed the sum of One Million Dollars ($1,000,000).

     5.10 Accuracy of Information. No financial statements, or any other statement made or furnished to Collateral Custodian or Intuit by or on behalf of the Borrower in connection with this Agreement or the transaction contemplated hereby contains any untrue statement of a material fact, or omits a material fact necessary in order to make the statements contained therein not misleading.

     5.11 Loan Not Usurious. The Loan is not usurious. The Borrower and Guarantor waive all claims and defenses of usury.

     5.12 Title to Assets. Borrower has good and marketable title to all property and assets reflected in the financial statements referred to in Section 5.02 hereof, except property and assets sold or otherwise disposed of in the ordinary course of business subsequent to the respective dates thereof and property subject to a capital lease made in the ordinary course of business. Borrower does not have outstanding liens on any of its property or assets, and is not a party to any security agreements or title retention agreements whether in the form of leases or otherwise, of any personal property, except as permitted under Section 7.03 hereof.

     5.13 Taxes. Borrower has filed all required tax returns and paid all taxes due and payable on such returns, other than taxes and assessments being contested in good faith by appropriate proceedings and as to which the Borrower has established adequate reserves.

6.	Affirmative Covenants. Borrower covenants and agrees:

     6.01 Loan Payments. To pay the Loan, including interest, as set forth in this Agreement.

     6.02 Casualty Insurance. To place, or cause to be placed, and maintained at all times, fire and extended coverage insurance on all Collateral as may be required by the Investor or, if there is no Investor, by Intuit, in at least the Mortgage Loan amount.

     6.03 [Intentionally Omitted]

     6.04 [Intentionally Omitted]

     6.05 [Intentionally Omitted]

     6.06 Notation of Mortgage Assignments. To make appropriate notations on its books of all assignments to Intuit hereunder, and to give such notice thereof as Intuit or Collateral Custodian may from time to time reasonably require.

     6.07 Execution of Additional Documents. To execute such additional instruments or assignments of the Collateral as Intuit or Collateral Custodian may from time to time reasonably require.

     6.08 Submission of Financial Statements and Reports. To deliver to Intuit financial statements and reports as reasonably requested by Intuit from time to time.

     6.09 Maintenance of Books and Records. To maintain adequate books, accounts and records with appropriate notations thereon of all assignments to Intuit; and to permit Collateral Custodian or Intuit or their representatives at any reasonable time to inspect or examine or audit the books, accounts and records.

     6.10 Compliance with Administrative Requests. To comply with such reasonable administrative directions as Intuit or Collateral Custodian may give in order to provide proper servicing of the Advances hereunder.

     6.11 [Intentionally Omitted]

     6.12 [Intentionally Omitted]

     6.13 Maintenance of Take-Out Commitments. To keep all Take-Out Commitments in full force and effect and subject to no lien, assignment or other interest (other than to Intuit or Collateral Custodian for the benefit of Intuit).

     6.14 Financial Covenants. To maintain at all times net worth as set forth in Section 11 of Exhibit 1.1.5(1) of the Stock Purchase and Sale Agreement (i.e., the $23.3 million Note), giving effect to conformity of the names of the parties as appropriate to this Agreement.

     6.15 [Intentionally Omitted]

     6.16 [Intentionally Omitted]

     6.17 Diligent Application for Replacement Warehouse Funding. Borrower acknowledges that the Loan is for a duration of six (6) months and no extension or renewal is permitted or will be granted. Borrower agrees to diligently and promptly apply for a warehouse line of credit that will enable the Loan to be fully paid on its maturity date, and to report to Intuit periodically (not less often than once per month) on its progress in obtaining such replacement line of credit. Borrower agrees to provide a firm commitment for a replacement line of credit not less than 30 days prior to the maturity date of the Loan; it is an Event of Default hereunder if Borrower fails to make any required report on its efforts or to provide the firm commitment for the replacement credit as contemplated by this paragraph. Intuit is authorized to communicate with any lender or creditor identified by Borrower as being a potential source of replacement warehouse credit, and to share financial information on Borrower as may be requested by any such party, with no liability to Borrower for such sharing.

     6.18 [Intentionally Omitted]

     6.19 Agency Audits. To provide to Intuit copies of any notices from FNMA, FHLMC, VA, or HUD indicating immediate termination or suspension of Borrower’s approval.

     6.20 Compliance With Laws. To comply with all present and future judgments, and with all material laws and regulations applicable to the operation of its business, and all material agreements to which it is subject.

     6.21 [Intentionally Omitted]

     6.22 [Intentionally Omitted]

     6.23 Operational Reviews. Upon request with reasonable notice to Borrower, to permit access to its premises, records and managerial and executive employees by Intuit in connection with a review of Borrower’s mortgage business methods, policies, and procedures.

     6.24 [Intentionally Omitted]

     6.25 Preservation of Legal Status. To preserve and maintain its existence, rights, franchises and privileges as a corporation in the jurisdiction of its organization, and qualify and remain qualified as a foreign corporation in each jurisdiction where its failure to be so qualified would have a material adverse effect on Borrower’s business.

     6.26 [Intentionally Omitted]

     6.27 Maintenance of Approvals, Filings and Registration. At all times, to maintain in effect, renew and comply with, and cause each of its subsidiaries, if any, to effect, renew and comply with all the terms and conditions of all consents, licenses, approvals and authorizations necessary under any applicable law or regulation for the execution, delivery and performance of this Agreement, the Security Agreement and the Note and to make this Agreement and such other documents legal, valid, binding and enforceable.

7.	Negative Covenants.

Without the prior written consent of Intuit which may be withheld in Intuit’s sole discretion, and until the Loan or any other Indebtedness of the Borrower to Intuit has been repaid, Borrower will not and will not permit any of its subsidiaries to:

     7.01 No Compromise of Collateral. Make any compromise, adjustment or settlement in respect of any of the Collateral or accept anything other than cash in payment or liquidation of the Collateral.

     7.02 [Intentionally Omitted]

     7.03 No Other Liens. Permit any lien or financing statement covering the Collateral to be on file or recorded in any public office, or pledge, grant or permit to exist a security interest or lien upon any of its assets of any kind, real or personal, tangible, intangible, now owned or hereafter acquired, in either case which is senior to the liens securing the Borrower’s obligations hereunder, except:

     (a)  liens created in favor of Intuit or Collateral Custodian on behalf of Intuit;

     (b)  liens or charges for current taxes, assessments or other governmental charges that are not delinquent;

     (c)  purchase money liens on specific equipment.

     7.04 No Liquidation / No Sale. Liquidate or dissolve, or sell, assign, lease or otherwise dispose of (whether in one or a series of transactions) all or substantially all of its assets whether now owned or hereafter acquired to any Person.

     7.05 No Sale of Assets Outside Ordinary Course. Sell, transfer, lease or otherwise dispose of its assets except in the ordinary course of business.

     7.06 Improper Use of Proceeds. Use the Loan for any purpose other than as permitted by Section 2.08 hereof.

     7.07 No Loans to Borrowers of More than 100% Loan-to-Value. Borrower will not, with Advances under the Loan, make any loans to borrowers secured by real property if the loan-to-value ratio exceeds 100%. For purposes of this paragraph, loan-to-value ratio means a ratio the numerator of which is the loan amount and the denominator of which is the lesser of the appraised value of the property securing the loan, or the purchase price of the property.

     7.08 No Misleading Information. Furnish to Collateral Custodian or Intuit any document that contains any untrue statement of material fact or omits a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

     7.09 No Guarantees. Become liable or contingently liable as guarantor, surety, or endorser for any obligation or indebtedness of any Person or otherwise assure the creditors of any Person against loss in connection with indebtedness, except for (a) guarantees of the obligations of either Guarantor or a subsidiary of a Guarantor or (b) guarantees by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

     7.10 No Change in Ownership or Control. Change in any material respect its ownership or control of its business operations or cease to conduct business in the mortgage lending industry. For purposes of this section, a “Change In Control” shall have the meaning attributed to that term set forth in Exhibit 1.1.5(1) of the Stock Purchase and Sale Agreement (i.e., the $23.3 million Note), giving effect to conformity of the names of the parties as appropriate to this Agreement.

     7.11 No Distributions. Declare or pay any Distributions except for the payment of dividends to Borrower to be used by Borrower solely to make payments on the Note (as defined in the Stock Purchase and Sale Agreement of even date herewith).

     7.12 No Pledge of Servicing. Pledge, assign or grant a security interest or lien on all or any part of Borrower’s Servicing Portfolio to anyone other than Intuit.

     7.13 Transactions with Affiliates. Directly or indirectly enter into, or permit any of its subsidiaries to enter into, any transaction (including the purchase, sale, lease, or exchange of any property, the making or borrowing of any loan or the rendering of any service) with any Affiliate except that the Borrower and its subsidiaries may pay salaries, fees and bonuses to directors, officers and employees and may enter into other transactions with Affiliates beneficial to their business operations and on terms no less favorable than those available from unrelated third parties.

     7.14 [Intentionally Omitted]

     7.15 Repurchase of Mortgage Loan. Fail to repurchase a Mortgage Loan when requested by an Investor except while Borrower in good faith contests its obligation to comply with such request.

     7.16 No Additional Issuance of Securities. Issue additional equity securities, warrants, options or other similar interests, without Intuit’s express written consent which may be withheld in its sole discretion.

     7.17 No Impairment of Cross-Streaming, Upstreaming, Downstreaming or Liens. Directly or indirectly enter into or become bound by any agreement, instrument or other obligation (other than the Loan Documents) which could directly or indirectly restrict, prohibit or require the consent of any Person with respect to (a) the payment of dividends or distributions or the making of intercompany loans or investments by, between or among the Borrower and any of its subsidiaries or stockholders, or (b) the creation of a lien in favor of Intuit as additional collateral for the Secured Obligations, on the properties or other assets of the Borrower or such subsidiary (except for customary restrictions against liens on assets leased).

     7.18 Limitation on Investments. Make Investments except as otherwise permitted by the Guaranty Agreement.

8.	Collateral Custodian.

     8.01 Appointment of Collateral Custodian. Intuit will appoint and authorize a Collateral Custodian to act on its behalf under this Agreement and the Loan Documents and to exercise such powers as are specifically delegated, together with reasonably incidental powers to enable the Collateral Custodian to perform its functions. The Collateral Custodian shall act solely as agent of Intuit and does not assume any obligation towards or relationship of agency or trust with or for Borrower. Collateral Custodian shall hold Mortgage Notes in its possession as bailee for Intuit for the purpose of perfection under the Uniform Commercial Code. Borrower will pay the fees and expenses associated with Intuit’s appointment of the Collateral Custodian. Such fees and expenses will be secured by the Loan as if they were drawn by Borrower in an Advance, if not promptly paid by Borrower as set forth in the Custodial Agreement.

     8.02 Scope of Collateral Custodian’s Duties. The Collateral Custodian shall have only the duties or responsibilities set forth in the Custodial Agreement.

     8.03 Successor Collateral Custodian. If the position of Collateral Custodian shall become vacant for any reason, Intuit shall appoint a successor Collateral Custodian.

     8.04 Authority of Collateral Custodian. Intuit may authorize Collateral Custodian to act as its attorney-in-fact to institute and maintain actions, suits or proceedings for the collection and enforcement of the Note and to file such proofs of debt or other documents as may be necessary to have the claims of Intuit allowed in any proceeding relative to Borrower or its creditors or affecting its properties.

9.	Default

     9.01 Events of Default. Borrower shall be in default under this Agreement upon the happening of any of the following events or conditions (each an “Event of Default”):

          9.01.01 Default in the payment of the Note, any amounts due in accordance with this Agreement, or default in the payment of any other Secured Obligations, which defaults are not cured within 10 days after written notice to the Borrower or the Guarantors, respectively.

          9.01.02 Borrower shall fail to perform or observe any of the terms, covenants, conditions or provisions of Section 6.14, 7.03, 7.04, 7.05, 7.09, 7.11, 7.16, 7.17 or 7.18 hereof;

          9.01.03 Borrower shall fail to perform or observe any other covenant, agreement or provision to be performed by it under this Agreement, and such failure shall not be rectified or cured to the satisfaction of Intuit within thirty (30) days after notice thereof to Borrower;

          9.01.04 [Intentionally Omitted]

          9.01.05 Insolvency, business failure, appointment of a receiver for benefit of creditors by, or the commencement of any case or proceeding under any bankruptcy or insolvency law by or against Borrower unless said proceeding, if commenced against Borrower, is dismissed within thirty (30) days from the date it is filed;

          9.01.06 Occurrence of any material adverse change in the financial or operating condition of Borrower, which material adverse change shall be defined for purposes of this paragraph as a breach of the financial covenant contained in Section 6.14 of this Agreement;

          9.01.07 Loss for cause of FNMA and/or FHLMC approval, or VA or FHA certification;

          9.01.08 Failure of Borrower or any of Borrower’s executive management staff, key employees or control persons, including but not limited to 10% or greater shareholders, to observe the terms of or perform any agreement with Intuit;

          9.01.09 Borrower’s default under the terms and conditions of any loan or credit agreement with any third party for over Five Hundred Thousand Dollars ($500,000); or

          9.01.10 Any default by any controlling shareholder of Borrower, including but not limited to Rock Acquisition Corporation, under that certain Stock Purchase and Sale Agreement or Distribution Agreement dated as of even date herewith.

          9.01.11 There shall have occurred a Change of Control as described in Section 7.10 of this Agreement.

     9.02 Remedies Upon Default. Upon the occurrence and while an Event of Default exists, Intuit may (i) refuse to make additional Advances, (ii) terminate this Agreement, declare all sums owed by Borrower to Intuit immediately due and payable, and (iii) exercise all rights and remedies of a secured party under the Uniform Commercial Code and other applicable law, in addition to the rights and remedies provided herein or in any other instrument or paper executed by Borrower, including the rights to:

          9.02.01 Communicate to the mortgagors under the Mortgage Loans Borrower’s assignments under the Loan Documents;

          9.02.02 Collect the Collateral at the expense of the Borrower, without any obligation to preserve rights against third parties; settle, compromise, or adjust Collateral and the claims or rights of Borrower thereunder and accept return of the real estate involved; and sell and dispose of real estate without notice to Borrower. Intuit may employ agents and attorneys to collect or liquidate any Collateral, but shall not be liable for their acts or omissions except in the case of their gross negligence or willful misconduct;

          9.02.03 To effect collection of the Loan, take possession of and open any mail addressed to Borrower, and to remove, collect, and apply all payments received as attorney in fact for Borrower, sign the Borrower’s name to any receipts, checks, notes, agreements, or other instruments or letters, in order to collect, sell or liquidate the Collateral, or appoint an agent or employee to exercise these rights. These rights shall be irrevocable.

          9.02.04 Require Borrower to assemble all books and records of account relating to the Collateral and make them available at its office or such other place as may be designated by Intuit or Collateral Custodian;

          9.02.05 Enter the office of Borrower and take possession of any of the Collateral including any records that pertain to the Collateral;

          9.02.06 Undertake to service any one or more of the Mortgage Loans comprising the Collateral, at which time Borrower shall transfer to Intuit or Collateral Custodian all escrow funds, records, and any other documents relating to any such Mortgage Loans;

          9.02.07 Rescind any acceleration of the maturity of the Loan previously declared;

          9.02.08 Institute legal proceedings to foreclose upon the lien and security interest granted by this Agreement and the Security Agreement, to recover judgment for all amounts then due and owing on the Loan, and to collect the same out of any of the Collateral or the proceeds of any sale thereof;

          9.02.09 Institute legal proceedings for the sale, under the judgment or decree of any court of competent jurisdiction, of any or all of the Collateral;

          9.02.10 Personally or by agents, enter upon any premises where the Collateral is located, and take possession of all or any part of it and/or render it unusable, and without being responsible for loss or damage to such Collateral,

     (a)  hold store, and keep idle, or lease, operate, remove or otherwise use or permit the use of the Collateral or any part of it, for the time and upon the terms as Intuit in its sole discretion deems to be in its own best interest, and demand collect and retain all resulting earnings and other sums due and to become due from any party, accounting only for net earnings, if any (unless the Collateral is retained in satisfaction of the Loan, in which case no accounting will be necessary), arising from that use (which net earnings may be applied against the amounts outstanding on the Loan) and charging against all receipts from the use of the Collateral or from its sale, by court proceeds or pursuant to subsection (b) below, all other costs, expenses charges, damages and other losses resulting from that use; and/or

     (b)  sell, lease, or dispose of all or any part of the Collateral at places and times and on terms Intuit may deem fit. Except as provided in this Agreement and the Security Agreement, notice of sale, and all other notices or rights (of redemption or otherwise), and any obligation of a prospective purchaser or lessee to inquire as to the power and authority of Intuit to dispose of the Collateral, are waived by Borrower. It shall not be necessary for Intuit, Collateral Custodian or a public officer to have physical or constructive possession of the Collateral to be sold. The conveyances and receipts made and given by Intuit, Collateral Custodian or the public officer to any purchaser at any sale shall conclusively establish the truth of the matters stated with regard to the Loan or the conduct of sale (including the amounts of the principal and interest on the Loan, the accrual and nonpayment of it and advertisement and conduct of the sale); and all prerequisites to the sale shall be presumed to have been satisfied. Any sale of any of the Collateral under this Agreement or the Security Agreement shall be a perpetual bar against Borrower with respect to that Collateral.

     9.03 Remedies Cumulative. All remedies available to Intuit shall be cumulative and not alternate such that the exercise of one or more of them shall not preclude exercising one or more of the others.

     9.04 Allocation of Amounts Received. Funds received by Intuit from or on behalf of Borrower after an Event of Default has occurred shall be allocated as follows:

     (a)  First, to the payment of reasonable costs and expenses incurred by Intuit or Collateral Custodian (in that order) in the performance of their duties and enforcement of their rights under the Loan Documents including, without limitation, all costs and expenses of collection, reasonable attorneys’ fees, court costs and foreclosure expenses;

     (b)  Second, to the outstanding and unpaid interest on the Loan and then to any fees or costs associated with the Loan as provided for by this Agreement;

     (c)  Third, to the balance of the Loan.

     9.05 Requirement for Notice of Default. Borrower shall give Intuit written notice of the occurrence of any Event of Default or the existence of any event which would, with the passage of time or giving of notice, constitute an Event of Default, immediately after discovery of any such event, and Borrower’s failure to give such notice to Intuit shall constitute an Event of Default.

10.	Collections.

     Upon the occurrence of an Event of Default, if requested by Intuit or Collateral Custodian, Borrower shall act as the representative of, and in trust for, Intuit in receiving monies payable on any Mortgage Loan held as part of the Collateral and shall tender same to Collateral Custodian.

11.	Term and Termination.

     Unless terminated earlier, this Agreement shall remain in effect for six (6) months after the date first executed (“Termination Date”). Intuit may terminate this Agreement as set forth in Section 9 hereof. If not fully paid earlier, all amounts due on the Loan shall be paid in full on the Termination Date. Borrower may terminate this Agreement by delivering written notice to Intuit sixty (60) days prior to the Termination Date, upon which event all Indebtedness then outstanding shall be immediately due and payable.

     No extensions of the Termination Date will be granted for any reason. Borrower waives any claim to damages, including consequential damages, resulting from its inability to obtain or maintain a replacement for the Loan from another source following the Termination Date. Borrower agrees to make diligent efforts to obtain a warehouse line of credit for its operating needs from a party other than Intuit such that the replacement line is available prior to the Termination Date in accordance with Paragraph 6.17. Intuit shall have the right (but not the obligation) during the period when the Loan is outstanding, to investigate Borrower’s efforts and progress in obtaining such replacement warehouse line, and Borrower shall make periodic reports to Intuit, as requested by Intuit, on its progress in obtaining the replacement warehouse line.

     Termination of this Agreement by Borrower or Intuit will not alter any of the rights or obligations of the parties in respect of any transactions then pending hereunder, particularly the Indebtedness or obligation of Borrower or the right of Intuit to the Collateral.

12.	Miscellaneous.

     12.01 Notices. All notices given by a party to any other party under this Agreement shall be in writing (including facsimile transmission) unless otherwise provided for herein, delivered personally or by depositing the same in the United States mail, registered with postage prepaid, addressed to the party at the address or faxed to the fax number set forth below:

If to Borrower:	Quicken Loans Inc. 20555 Victor Parkway Livonia, Michigan 48152 Attention: Chief Executive Officer, with a copy to Corporate Counsel at the same address

With a copy to (which shall not constitute notice):

Alan S. Schwartz, Esq. Honigman Miller Schwartz and Cohn LLP 2290 First National Building 660 Woodward Avenue Detroit, Michigan 48226-3583

If to Guarantors:	Rock Acquisition Corporation 20555 Victor Parkway Livonia, Michigan 48152 Attention: Chief Executive Officer, with a copy to Corporate Counsel at the same address

Title Source, Inc. 3001 W. Big Beaver Rd. Troy, MI 48084 Attn: Chief Executive Officer

In each case, with a copy to (which shall not constitute notice):

Alan S. Schwartz, Esq. Honigman Miller Schwartz and Cohn LLP 2290 First National Building 660 Woodward Avenue Detroit, Michigan 48226-3583

If to Intuit:	If sent by registered or certified mail or telecopy, to:

Intuit Inc. Attn: Eric Mogensen Legal Dept. P.O. Box 7850 Mountain View, CA 94039-6622

With a copy to General Counsel, at the same address

If personally delivered or delivered by courier, to:

Intuit Inc. Attn: General Counsel Legal Dept. 2550 Garcia Avenue Mountain View, CA 94043

With a copies to (which shall not constitute notice):

Goodwin Procter LLP 1717 Pennsylvania Avenue, NW, Suite 500 Washington, DC 20006 Attention: Andrea Lee Negroni, Esq.

and

Fenwick & West LLP Two Palo Alto Square Palo Alto, California 94306 Attention: Mark A. Leahy, Esq.

If to Collateral Custodian:	Protiviti, Inc. 50 California Street San Francisco, CA 94111 Attention: Paresh Raghani

Any party may change the address to which notices are to be sent by notice of such change to each other party given as provided herein. Such notices shall be effective on the date received or, if mailed, on the third Business Day following the date mailed.

     12.02 Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. All representations, warranties, covenants (affirmative and negative) and agreements of Borrower shall survive the execution of the Note, and shall be effective as long as part of the Loan remains due and owing.

     12.03 Delay Not To Constitute Waiver. No delay in exercising, or failure to exercise any right, power or remedy accruing to Intuit shall impair any such right, power or remedy, nor shall any waiver of any breach or default be deemed a waiver of any subsequent breach or default. Nothing in this Agreement shall be deemed a waiver of Intuit’s right of lien or set-off.

     12.04 (a) Entire Agreement. This Agreement, together with the other agreements referred to herein, sets forth the entire agreement among the parties hereto, and there are no other agreements concerning the subject matter hereof. This Agreement may not be amended, altered or changed except in a writing signed by all parties.

     (b)  Partial Invalidity. The inapplicability or unenforceability of any provision of this Agreement shall not limit or impair the operation or validity of any other provisions.

     (c)  Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but such counterparts shall together constitute one and the same instrument.

     (d)  No Assignment by Borrower. This Agreement shall not be assignable by Borrower for any reason.

     (e)  Materiality/Reliance by Intuit. All covenants, agreements and representations made herein and in documents delivered in support of this Agreement, now or in the future, shall be deemed to have been material and relied on by Intuit.

     (f)  No Third Party Beneficiary. This Agreement confers no benefits upon any person not a party to it.

     (g)  Confidentiality. All information provided to Intuit by Borrower shall be treated with a reasonable degree of confidentiality. Intuit may release to actual or proposed loan participants information regarding Borrower as Intuit may deem pertinent and necessary. Borrower hereby indemnifies Intuit for any loss or damage suffered by it as a result of releasing the information to loan participants, as provided in this paragraph.

     12.05 Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and to the singular include the plural, the part includes the whole, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and other similar terms in this Agreement refer to this Agreement as a whole and not exclusively to any particular provision of this Agreement. Article, section, subsection, exhibit, and schedule references are to this Agreement unless otherwise specified. All of the exhibits or schedules attached to this Agreement shall be deemed incorporated herein by reference. Reference to documents includes any and all alterations, amendments, restatements, extensions, modifications, renewals, or supplements thereto or thereof, as applicable.

     12.06 Governing Law/Consent to Jurisdiction and Service. This Agreement and the Loan Documents shall be governed by and construed and interpreted in accordance with the laws of New York. BORROWER AND GUARANTOR HEREBY WAIVE JURY TRIAL IN ANY AND ALL ACTIONS AND PROCEEDINGS WHETHER ARISING HEREUNDER OR UNDER ANY OTHER AGREEMENT OR UNDERTAKING and irrevocably agree to service of process sent by certified mail, return receipt requested, and regular mail to the addresses set forth herein, or such other addresses as may appear in Intuit’s records.

     12.07 Amendments: Waivers. Any term, covenant, agreement or condition of the Loan Documents may be amended, and any right under the Loan Documents may be waived, if, but only if, such amendment or waiver is in writing and is signed by (a) Intuit, and, if the rights and duties of the Collateral Custodian are affected thereby, by the Collateral Custodian; and (b) in the case of an amendment, by the Borrower; provided, however, that no amendment or waiver shall be effective unless in writing and signed by Intuit.

     12.08 No Consequential Damages. BORROWER AND GUARANTOR EXPRESSLY WAIVE ALL CLAIMS OF CONSEQUENTIAL DAMAGES RESULTING FROM INTUIT’S PERFORMANCE OR NON-PERFORMANCE OF THE TERMS OF THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO DAMAGES ARISING FROM INTUIT’S FAILURE TO MAKE ADVANCES HEREUNDER. THIS WAIVER IS AN EXPRESS CONDITION OF THIS AGREEMENT.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

QUICKEN LOANS INC

“BORROWER”

By:	/s/ William Emerson

William Emerson

	Its:	Chief Executive Officer

INTUIT INC

“INTUIT”

By:	/s/ Raymond G. Stern

Raymond G. Stern

	Its:	Senior Vice President

EXHIBIT A-1

FORM OF REQUEST FOR ADVANCE

REQUEST FOR ADVANCE BY WIRE

DATE:

Borrower’s Name:

Borrower’s Address:

Ladies and Gentlemen:

We refer to the Mortgage Warehousing Agreement dated as of July 31, 2002 (“Loan Agreement”) among the undersigned, as Borrower, and INTUIT INC. The undersigned requests an Advance under the Loan Agreement, and in that connection sets forth the information relating to such Advance. The representations and warranties set forth in Section 5 of the Agreement are true and correct as of the date of this request for Advance, and there is no Default or Event of Default in existence as of this date.

Requested Advance Amount: $_______________________     (Minimum $10,000)

Purpose of Advance:

     Loan No(s).         ________________, _______________, ________________
(Attach additional sheets as necessary. Required Documents or Trust Receipts identifying Mortgage Loans to be funded with this Advance are attached. Collateral Package forms are to be made available for online or system review by Lender or its Custodian.)

Advance Date:

Bank Information:

Name:

Branch:

City/State

ABA #:

Attention:

Beneficiary Account Title:

City/State:

Account #:

Reference Information:

Phone:

Fax:

Borrower/Requesting Party:

QUICKEN LOANS INC.

BY:

Printed or Typed Name
Its:
Authorized Signature

Custodian Review:

Comments:

Signature:

Date:

Treasury Desk Use only:

Approved / Disapproved / Comments:

Wire No.

Date:

Cost Center:

EXHIBIT A-2

COLLATERAL PACKAGE

Borrower Name:

Property Address:

Loan Officer:

Mortgagor’s Name:

Original Mortgage Date:

Original Mortgage Amount:	Commitment:	☐ YES	☐ NO

Less Discount:	Committed To:

Amount Warehoused:	Commitment Number:

Mortgage Interest Rate:	Loan Conforms to FNMA/FHLMC Guidelines	☐ YES	☐ NO

Package Contents:

•	Original Mortgage Note Endorsed in Blank

•	Recorded Mortgage/Copy of Mortgage

•	Assignment of Mortgage (only if Non-MERS)

•	Intervening Assignment

•	Mortgage Title Commitment/Policy/First Lien Letter

We warrant that (1) all matured installments have been paid and no delinquencies exist at this time; (2) if the mortgage is an FHA loan it was made in accordance with applicable provisions of the law and regulations thereunder and all certificates thereby required of the Mortgagor, Mortgagee, Builder or Seller were obtained and completed and to the best of our knowledge and belief are true; if the mortgage is a VA loan the mortgage was made in accordance with applicable provisions of law and regulations thereunder; and all certificates thereby required of the Builder and lender were obtained and complete and to the best of our knowledge and belief are true; (3) if the recorded mortgage is not delivered herewith, we represent that the same has been delivered to the appropriate Register of Deeds for recording, and we agree that upon receipt of said mortgage, we will deliver the same to you herewith. We also agree to deliver the mortgage title policy to you upon receipt. We further agree to hold the policies of insurance on the property described in the above mortgage in trust for you and to deliver the same to you upon request. Furthermore, we certify that the individuals who have signed the accompanying documents for the purpose of pledging, assigning or otherwise facilitating the transfer of mortgages to be warehoused with or shipped from the Custodian, have signed the documents pursuant to corporate authority properly granted to the individuals, and said acts are hereby ratified, confirmed and approved as the act or the acts of the Corporation.

Signature of Authorized Officer of QUICKEN LOANS INC.:

EXHIBIT A-3

TRUST RECEIPT

Date: ______________

Undersigned hereby acknowledges receipt of the following described property:

[Describe Loans and list Loan Documents received, if any]

Undersigned represents and warrants that undersigned requested and has obtained possession of said property from Intuit for one of the purposes set forth below and for no other purpose:

1.	If the said property consists of goods and documents of titles representing goods, undersigned’s possession is for the purpose of ultimate sale or exchange, loading, unloading, storing, shipping, transshipping, manufacturing, processing or otherwise dealing with them in a manner preliminary to their sale or exchange, or

2.	If the property consists of negotiable instruments or securities or other instruments, possession is for the purpose of ultimate sale or exchange, presentation, collection, renewal or registration of transfer, or

3.	Additional purpose (here state any other purpose not included in 1 and 2 above).

Undersigned acknowledges that said property was originally pledged and delivered to Intuit and Intuit obtained a security interest therein to secure indebtedness to Intuit and undersigned agrees that Intuit has and shall retain a security interest in said property and in the proceeds thereof as collateral for said indebtedness. Undersigned further agrees to execute and deliver to Intuit forthwith any financing statement Intuit may require with respect to said property or proceeds and any other writings Intuit deems necessary or appropriate to maintain and perfect its security interest therein. Undersigned will not cause or permit any lien, encumbrance or security interest (other than Intuit’s) to attach to said property or the proceeds thereof while in undersigned’s possession.

Undersigned hereby agrees to return the foregoing collateral or the proceeds thereof to Intuit within twenty-one (21) days from the date hereof. In the event of sale during this period, the undersigned will either retire the indebtedness secured by the collateral or will redeliver the collateral to Intuit.

Upon any default in payment of the indebtedness or breach of any undertaking or warranty herein, Intuit may declare the indebtedness due and payable at once without notice to undersigned or any other obligor and take any action to collect, repossess and dispose of the property or proceeds thereof permitted or authorized by the Michigan Uniform Commercial Code and may apply any amounts received to Intuit’s expenses in connection therewith (including reasonable attorney’s fees) and to the indebtedness, any surplus to be remitted to undersigned and undersigned to remain liable for any deficiency.

If two or more persons execute this trust receipt, the term “undersigned” shall include and bind each and all persons jointly and severally. The term “undersigned” means the entity named below, not the individuals authorized to sign this receipt on the entity’s behalf.

QUICKEN LOANS INC.

By:

EXHIBIT A-4

(Investor Name & Address)	(Date)

RE:	QUICKEN LOANS INC. — NOTICE TO BAILEE/BAILEE SCHEDULE Account #:

Enclosed please find those mortgage loan files which are listed separately on the attached schedule (the “Mortgage Loans”), which Mortgage Loans are pledged to Intuit Inc. (“Lender”) as security for a loan to Quicken Loans Inc., a Michigan Corporation, (“Quicken Loans”) and are being delivered to you for inspection and purchase.

Pending your purchase of the Mortgage Loans and until we receive the full amount of the purchase price you agree to hold possession of the Mortgage Loans and all related documentation as custodian and bailee for and on Lender’s behalf. You also agree: not to honor any communications from any mortgage loan borrower or third parties relating to any Mortgage Loan; not to delivery any Mortgage Loan(s) to any third party, without Lender’s prior written consent; and to handle such Mortgage Loans with due care.

Please remit your payment to:

Comerica Bank — Detroit
One Detroit Center
500 Woodward Avenue, 5th Floor
Detroit MI 48226
Account # 1851-581619
ABA: 072000096
Credit Account of INTUIT INC.

You agree that the Mortgage Loans including all related documentation, shall be returned to Quicken Loans via express overnight mail or the sales proceeds shall be remitted in full, no later than forty-five (45) days from the date of this letter, with time being of the essence. In the event a Mortgage Loan is unacceptable for purchase, please return the rejected Mortgage Loan and all related loan documentation via express overnight mail to the following address:

Quicken Loans Inc.
20555 Victor Parkway
Livonia, MI 48152
Attn: Becky Voster

Please acknowledge receipt of the enclosed Mortgage Loans and your acceptance of and consent to the terms upon which the Mortgage Loans have been sent to you, by signing this letter below and returning it in the enclosed self-addressed envelope. Unless you immediately return the complete Mortgage Loan files to us, your possession of the Mortgage Loan shall constitute your full acceptance of and consent to the terms hereof, whether or not you sign the enclosed letter and/or return it to us. All modifications, changes, waivers and/or consent to depart from the terms set forth above will not be effective unless agreed to in writing by Lender.

If you have any questions, please call Patricia Lang at (734) 805-7340.

QUICKEN LOANS INC.

Name:

Title:

Acknowledged and Agreed to:

AUTHORIZED SIGNATURE OF INVESTOR

By:	Title:	Date:

PROMISSORY NOTE

$375,000,000	Date: July 31, 2002

Due Date: January 31, 2003

     FOR VALUE RECEIVED on the Due Date, the undersigned, Quicken Loans Inc., a Michigan corporation (“Borrower”), does hereby unconditionally promise to pay to the order of Intuit Inc., a Delaware corporation, with its principal place of business at 2550 Garcia Avenue, Mountain View, CA 94043 (the “Lender”), the principal sum of three hundred seventy five million dollars ($375,000,000), or, if less, the aggregate unpaid principal amount of loans made by the Lender to the Borrower pursuant to that certain Mortgage Warehousing Agreement dated as of even date herewith between the Lender and the Borrower (the “Loan Agreement”), together with interest on principal amounts remaining unpaid hereunder from the date hereof until payment in full, at the rate of interest set forth in Section 2.09 of the Loan Agreement. Any amount of principal which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall be payable upon demand and bear interest until paid in full at the Default Rate of Interest as hereinafter defined. To the full extent permitted by applicable law, interest shall continue to accrue on this Note after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

     Principal Repayment. The outstanding principal balance of this Note shall be repaid as set forth in the Loan Agreement. If not sooner paid, this Note shall be due and payable in full, together with all accrued and unpaid interest thereon, whether due or overdue, on the Loan Agreement Termination Date.

     Voluntary Prepayments. This Note may be paid in full or in part at any time without a prepayment fee.

     Application of Prepayments. All payments received shall be applied as set forth in the Loan Agreement.

     Payment of Interest. Borrower shall pay to Intuit interest on the daily outstanding principal balance of the Loan at a variable per annum rate equal to the Applicable Base Rate in effect from time to time.

     Calculation of Interest. Interest shall be calculated by determining the daily outstanding amounts for Advances, and applying the applicable interest rate as set forth above to such Advances. Collateral Custodian’s and Intuit’s records shall be conclusive evidence of the proper calculation of interest due, absent manifest error.

     Payments. All principal and interest hereunder are payable in lawful money of the United States of America at the office of the Lender at the address shown above in immediately available funds and shall be made as set forth in Section 2 of the Loan Agreement.

     Late Payment Fee. A late payment charge of five percent (5%) of each late payment may be charged on any payment not received by Intuit within ten (10) calendar days after payment is due.

     Default Rate of Interest. During the continuance of any Event of Default for up to but not more than thirty (30) days, the Borrower shall pay to the Lender additional interest on the unpaid principal balance of the Note and, to the extent permitted by law, on any overdue installments of interest, at a rate per annum equal to the stated interest rate under this Note plus 4%, or, during the continuance of any Event of Default that continues for more than 30 days, at a rate per annum equal to the stated interest rate under this Note plus 6%. Interest shall continue to accrue on the unpaid principal balance even if all sums due hereunder are accelerated and reduced to judgment.

     Waivers. The Borrower hereby expressly waives: (a) all presentments, demands for performance, notices of nonperformance, protests, notices of protest and notices of dishonor in connection with delivery, performance, or enforcement of this Note; (b) any requirement of diligence on the Lender’s part in the enforcement of its rights; (c) all defenses of usury; and (d) any and all notices which may be required to be given with respect to the Borrower’s liability (i) under the Loan Agreement or in respect of the Indebtedness or any other Secured Obligation (as defined below) or (ii) under any other Lender Agreement (as defined below). The Borrower consents that the Lender may (but is not obligated to): (i) release or surrender, exchange or substitute any Collateral held as security for the payment of this Note; (ii) release, add or substitute any other person or party primarily or secondarily liable for the payment of this Note; and (iii) extend the time for payment (regardless of the length or number thereof) or otherwise modify the terms of payment of any part or the whole of the debt evidenced hereby.

     “Lender Agreement” means the Loan Agreement, this Note, the Security Agreement, the Stock Purchase and Sale Agreement, the Custodial Agreement and any other agreement entered into between Borrower, Title Source, Inc., Rock Acquisition Corporation and/or any subsidiaries of them, and the Lender, and all statements, reports and certificates delivered by the Borrower to the Lender in connection therewith.

     “Secured Obligations” means all obligations and Indebtedness of the Borrower owing to the Lender under the Loan Agreement or any other Lender Agreement, including, without limitation, the obligation to pay the Indebtedness evidenced by this Note, and obligation to pay interest, fees, charges, expenses and indemnification under any Lender Agreement.

     Cross-Defaults. The occurrence or existence of an Event of Default under and as defined in the Loan Agreement or in any other documents, agreements or instruments securing and/or evidencing this Indebtedness shall constitute a default under this Note and shall entitle the Lender to accelerate the entire Indebtedness hereunder and take any other action provided for in any such agreements.

     Maximum Rate. All agreements between the Borrower and the Lender are hereby expressly limited so that in no event shall the amount paid or agreed to be paid to the Lender for the use or forbearance of the Indebtedness exceed the maximum permissible under applicable law, except to the extent such maximum may be, and effectively is, waived by the Borrower in the Loan Agreement and/or this Note. If fulfillment of any provision hereof or of the Loan Agreement shall involve transcending the highest lawful rate of interest, then, ipso facto, the interest rate on that obligation shall be reduced to the highest lawful rate, and if the Lender receives interest that exceeds the highest lawful rate, such excess interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest (except to the extent such limitations on the charging of interest are effectively waived by the Borrower). As used herein, the term “applicable law” means the New York law in effect as of the date hereof, provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Note shall be governed by such new law as of its effective date. This provision shall control every other provision of all agreements between the Borrower and the Lender (except to the extent the limitations described in this provision are effectively waived by the Borrower). All claims and defenses of usury are waived by Borrower.

     Governing Law. This Note and all transactions hereunder and/or evidenced herein shall be governed by, construed, and enforced in accordance with the substantive laws of the State of New York.

     Attorneys’ Fees; Costs of Collection. If this Note shall not be paid when due Borrower will pay reasonable attorneys’ fees to the holder hereof together with costs and expenses of collection.

     IN WITNESS WHEREOF, the Borrower has caused this Note to be executed as an instrument under seal by its duly authorized representative all as of the date first above written.

QUICKEN LOANS INC.

By:
[SEAL]		Printed or Typed Name

Title / Authorized Signature

SECURITY AGREEMENT

SECURITY AGREEMENT (the “Agreement”), dated as of July 31, 2002, between Quicken Loans Inc., a Michigan corporation (“Debtor”), and Intuit Inc., a Delaware corporation (“Secured Party”).

RECITALS

WHEREAS, the Secured Party and Debtor are parties to the Mortgage Warehousing Agreement dated as of the date hereof (the “Loan Agreement”); and

WHEREAS, it is a condition precedent to the Secured Party’s execution of the Loan Agreement that the Debtor execute and deliver to the Secured Party a security agreement in substantially the form hereof; and

WHEREAS, the Debtor wishes to grant a security interest in favor of the Secured Party as herein provided;

NOW, THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. All capitalized terms used herein without definitions shall have the respective meanings set forth in the Loan Agreement.

     (a)  The term “State” means the State of New York.

     (b)  The term “Obligations” means all of the indebtedness, obligations and liabilities of the Debtor to the Secured Party, individually or collectively, whether direct or indirect, joint or several, absolute or contingent, due or to become due, now existing or hereafter arising, but only to the extent existing or arising, under or in respect of this Agreement or the Loan Agreement.

     (c)  The term “Event of Default” will mean Event of Default as defined in the Loan Agreement or a default under this Agreement which is not cured within thirty (30) days after notice to the Debtor (unless a different cure period is specified herein).

2. Grant of Security Interest. Debtor hereby grants to the Secured Party, to secure the payment and performance in full of all of the Obligations, a security interest in and so pledges and assigns to the Secured Party the following properties, assets and rights of the Debtor, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof (“Collateral”):

all personal and fixture property of every kind and nature including without limitation all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities and all other investment property, supporting obligations, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles). The Secured Party acknowledges that the attachment of its security interest in any additional commercial tort claim as original collateral is subject to the Debtor’s compliance with Section 4.4.

3. Authorization to File Financing Statements. Debtor hereby irrevocably authorizes the Secured Party at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of Debtor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the State or such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) provide any other information required by part 5 of Article 9 of the Uniform Commercial Code of the State, or such other jurisdiction, for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Debtor is an organization, the type of organization and any organizational identification number issued to the Debtor and, (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Debtor agrees to furnish any such information to the Secured Party promptly upon the Secured Party’s reasonable request. Debtor also ratifies its authorization for the Secured Party to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.

4. Other Actions. To further the attachment, perfection and first priority of, and the ability of the Secured Party to enforce its security interest in the Collateral, and without limitation on the Debtor’s other obligations in this Agreement, Debtor agrees, in each case at its expense, to take the following actions with respect to the following Collateral (in addition to all requirements contained in the Loan Agreement):

     4.1. Promissory Notes and Tangible Chattel Paper. If the Debtor shall at any time hold or acquire any one or more promissory notes or tangible chattel paper payable to Debtor in a principal amount in excess of $500,000 in the case of any individual note or chattel paper or in a principal amount of $5,000,000 in the aggregate (but, following the occurrence and during the continuance of an Event of Default, payable in any amount), the Debtor shall forthwith give notice thereof to the Secured Party and upon the request of the Secured Party, endorse, assign and deliver the same to the Secured Party, accompanied by such instruments of transfer or assignment duly executed in blank as the Secured Party may from time to time specify.

     4.2. Deposit Accounts. For each deposit account that the Debtor at any time opens or maintains, the Debtor shall, at the Secured Party’s request and option, pursuant to an agreement in form and substance reasonably satisfactory to the Secured Party, either (a) cause the depositary bank to comply at any time with instructions from the Secured Party directing the disposition of funds credited to such account, without further consent of the Debtor, or (b) arrange for the Secured Party to become the customer of the depositary bank with respect to the deposit account, with the Debtor being permitted, only with the consent of the Secured Party, to exercise rights to withdraw funds from such deposit account, but unless an Event of Default has occurred and is continuing, Debtor shall retain the exclusive right to direct disposition of the funds in any such account. The provisions of this paragraph shall not apply to (i) any deposit account for which the Debtor, the depositary bank and the Secured Party have entered into a cash collateral agreement specially negotiated among them for the specific purpose set forth therein, (ii) a deposit account for which the Secured Party is the depositary bank and is in automatic control, (iii) deposit accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the Debtor’s employees, or (iv) any escrow and/or trust account for the benefit of any third party.

     4.3. Letter-of-Credit Rights. If the Debtor is at any time a beneficiary under one or more letters of credit available in the amount of $500,000 or more individually or $1,000,000 in the aggregate (but, following the occurrence and during the continuance of an Event of Default, available in any amount), the Debtor shall promptly notify the Secured Party thereof and, at the request and option of the Secured Party, the Debtor shall, pursuant to an agreement in form and substance satisfactory to the Secured Party, either (i) arrange for the issuer and any confirmer or other nominated person of such letter of credit to consent to an assignment to the Secured Party of the proceeds of the letter of credit, or (ii) arrange for the Secured Party to become the transferee beneficiary of the letter of credit, with the Secured Party agreeing, in each case, that the proceeds of the letter to credit are to be applied as provided in the Loan Agreement.

     4.4 Commercial Tort Claims. If the Debtor shall at any time hold or acquire a commercial tort claim with damages reasonably expected to be in excess of $500,000 individually or $1,000,000 in the aggregate (but, following the occurrence and during the continuance of an Event of Default, with reasonably expected damages in any amount), the Debtor shall immediately notify the Secured Party in a writing signed by the Debtor of the particulars thereof, and grant to the Secured Party in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement.

     4.5. Other Actions as to Any and All Collateral. The Debtor further agrees, at the written request and option of the Secured Party, to take any and all other actions the Secured Party may reasonably determine to be necessary or useful for the attachment, perfection and priority of, and, from and after the occurrence and during the continuance of an Event of Default, the ability of the Secured Party to enforce, the Secured Party’s security interest in any and all of the Collateral, including, without limitation, (a) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the Uniform Commercial Code, to the extent, if any, that the Debtor’s signature thereon is required therefor, (b) causing the Secured Party’s name to be noted as secured party on any certificate of title for a titled good, if such notation is a condition to attachment, perfection or priority of, or, from and after the occurrence and during the continuance of an Event of Default, ability of the Secured Party to enforce the Secured Party’s security interest in such Collateral, (c) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or, from and after the occurrence and during the continuance of an Event of Default, ability of the Secured Party to enforce, the Secured Party’s security interest in such Collateral, (d) using its commercially reasonable efforts to obtain governmental and other third party waivers, consents and approvals in form and substance satisfactory to Secured Party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, (e) using its commercially reasonable efforts to obtain waivers from mortgagees and landlords in form and substance reasonably satisfactory to the Secured Party, and (f) taking all actions reasonably requested by the Secured Party under any other law, as reasonably determined by the Secured Party to be applicable.

5. Reserved.

6. Representations and Warranties Concerning Debtor’s Legal Status. Debtor represents and warrants to the Secured Party as follows:

     (a)  the Debtor’s exact legal name is set forth on the signature page hereof,

     (b)  the Debtor is a corporation organized under the laws of the state of Michigan,

     (c)  the Debtor’s organizational identification number is 242863 and its Federal Tax ID No. is 38-2603955,

     (d)  the Debtor’s chief executive office, as well as the Debtor’s mailing address is located at 20555 Victor Parkway, Livonia, MI 48152, and

     (e)  the Debtor has no other places of business except as follows:

3252 University Dr., Ste. 130 & 150, Auburn Hills, MI 48326

27725 Stansbury Blvd., Ste. 185 & 195, Farmington Hills, MI 48334

*75 Fleetwood Dr., Bldg. 200, Ste. 200, Rockaway, NJ, 07866

*3344 E. Camelback Rd., Ste. 100, Phoenix, AZ, 85016

*Two Penn Center Plaza, Ste. 200, Philadelphia, PA 19102

* Executive office suites; maintained for state licensing purposes only.

7. Covenants Concerning Debtor’s Legal Status. Debtor covenants with the Secured Party as follows: (a) without providing at least 30 days prior written notice to the Secured Party, the Debtor will not change its name, its place of business or, if more than one, chief executive office, or its mailing address or organizational identification number if it has one, (b) if the Debtor does not have an organizational identification number and later obtains one, the Debtor shall forthwith notify the Secured Party of such organizational identification number, and (c) the Debtor will not change its type of organization, jurisdiction of organization or other legal structure.

8. [Reserved]

9. Covenants Concerning Collateral. Debtor further covenants with the Secured Party as follows:

     (a)  the Debtor will keep the Collateral in good order and repair and will not use the same in violation of law or any policy of insurance thereon,

     (b)  the Debtor will permit the Secured Party, or its designee, to inspect the Collateral at any reasonable time, wherever located,

     (c)  the Debtor will pay promptly when due all taxes, assessments, governmental charges and levies upon the Collateral or incurred in connection with the use or operation of such Collateral or incurred in connection with this Agreement, and

     (d)  the Debtor will operate its business in compliance with all applicable provisions of the federal Fair Labor Standards Act, as amended, and with all applicable provisions of federal, state and local statutes and ordinances dealing with the control, shipment, storage or disposal of hazardous materials or substances.

10. Insurance.

     10.1. Maintenance of Insurance. Except during periods when the Secured Party is required to provide such insurance pursuant to the Transition Services Agreement (as defined in the Stock Purchase and Sale Agreement dated as of June 20, 2002 among Debtor, Title Source, Inc., BRFC LLC and Secured Party, as amended), Debtor will maintain insurance with financially sound and reputable insurers with respect to its properties and business against such casualties and contingencies as shall be in accordance with general practices of businesses engaged in similar activities in similar geographic areas. In addition, all such insurance shall name the Secured Party as additional loss payee. Without limiting the foregoing, Debtor will maintain insurance for errors and omissions and general liability for activities in mortgage banking, plus fidelity insurance or surety bonds covering employees, officers and agents with access to funds or monies belonging to Debtor or mortgagors under mortgage loans (commonly known as “mortgage bankers blanket bond” or similar).

     10.2. Insurance Proceeds. The proceeds of any casualty insurance in respect of any casualty loss of any of the Collateral shall be disbursed to the Debtor for direct application by Debtor solely to the repair or replacement of the Debtor’s property so damaged or destroyed, provided that if the Debtor does not use such proceeds for such repair or replacement, then such proceeds shall be held by the Secured Party as cash collateral for the Obligations.

     10.3. Continuation of Insurance. All policies of insurance shall provide for at least 30 days prior written cancellation notice to the Secured Party. In the event of failure by Debtor to provide and maintain insurance as herein provided, the Secured Party may, at its option, provide such insurance and charge the amount thereof to the Debtor. Debtor shall furnish the Secured Party with certificates of insurance and policies evidencing compliance with the foregoing insurance provision.

11. Collateral Protection Expenses; Preservation of Collateral, Etc.

     11.1. Expenses Incurred by Secured Party. In the Secured Party’s discretion, if Debtor fails to do so following written demand from Secured Party, the Secured Party may discharge taxes and other encumbrances at any time levied or placed on any of the Collateral (unless being disputed in good faith) and pay any necessary filing fees or insurance premiums required hereunder. Debtor agrees to reimburse the Secured Party on demand for all expenditures so made. The Secured Party shall have no obligation to Debtor to make any such expenditures, nor shall the making thereof be construed as the waiver or cure of any Default or Event of Default.

     11.2. Secured Party’s Obligations and Duties. Anything herein to the contrary notwithstanding, Debtor shall remain obligated and liable under each contract or agreement comprised in the Collateral to be observed or performed by the Debtor thereunder. The Secured Party shall not have any obligation or liability under any such contract or agreement by reason of or arising out of this Agreement or the receipt by the Secured Party of any payment relating to any of the Collateral, nor shall the Secured Party be obligated in any manner to perform any of the obligations of Debtor under or pursuant to any such contract or agreement. Beyond the exercise of reasonable care in the custody and preservation of Collateral in its possession, the Secured Party shall have no duty to collect, preserve or to protect the Collateral or preserve rights against prior parties under Section 9-207 of the Uniform Commercial Code of the State or otherwise. The Secured Party agrees to release its security interest in any item or items of Collateral which Debtor disposes of pursuant to and as permitted by the Guaranty and to execute such agreements and documents as the Debtor may reasonably request to evidence such release.

12. Securities and Deposits. From and after the occurrence and during the continuance of an Event of Default, the Secured Party may at any time, at its option, transfer to itself or any nominee any securities constituting Collateral, receive any income thereon and hold such income as additional Collateral or apply it to the Obligations. From and after the occurrence and during the continuance of an Event of Default, the Secured Party may demand, sue for, collect, or make any settlement or compromise which it deems desirable with respect to the Collateral. Notwithstanding anything to the contrary herein or in any other agreement, in no event shall either Debtor or the Secured Party exercise any right to setoff mutual obligations.

13. Notification to Account Debtors and Other Persons Obligated on Collateral. From and after the occurrence and during the continuance of an Event of Default, (a) Debtor shall, at the request and option of the Secured Party, notify account debtors and other persons obligated on any of the Collateral of the security interest of the Secured Party in any account, chattel paper, general intangible, instrument or other Collateral and that payment thereof is to be made directly to the Secured Party or to any financial institution designated by the Secured Party as the Secured Party’s agent therefor, and (b) the Secured Party may itself, without notice to or demand upon the Debtor, so notify account debtors and other persons obligated on Collateral. After the appropriate making of such a request or the appropriate giving of any such notification, the Debtor shall hold any proceeds of collection of accounts, chattel paper, general intangibles, instruments and other Collateral received by the Debtor as trustee for the Secured Party without commingling the same with other funds of the Debtor and shall turn the same over to the Secured Party in the identical form received, together with any necessary endorsements or assignments. To the extent permitted by this Agreement, the Secured Party shall apply the proceeds of collection of accounts, chattel paper, general intangibles, instruments and other Collateral received by the Secured Party to the Obligations, such proceeds to be immediately credited after final payment in cash or other immediately available funds of the items giving rise to them.

14. Power of Attorney.

     14.1. Appointment and Powers of Secured Party. Debtor hereby irrevocably constitutes and appoints the Secured Party and any officer or agent thereof, with full power of substitution, as its true and lawful attorneys-in-fact with full irrevocable power and authority in the place and stead of the Debtor or in the Secured Party’s own name, for the purpose of carrying out the terms of this Agreement, from and after the occurrence and during the continuance of an Event of Default, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or useful to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, hereby gives said attorneys the power and right, on behalf of the Debtor, without notice to or assent by the Debtor, to do the following:

          (a) upon the occurrence and during the continuance of an Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise dispose of or deal with any of the Collateral in such manner as is consistent with the Uniform Commercial Code of the State and as fully and completely as though the Secured Party were the absolute owner thereof for all purposes, and to do, at the Debtor’s expense, at any time, or from time to time, all acts and things which the Secured Party deems necessary or useful to protect, preserve or realize upon the Collateral and the Secured Party’s security interest therein, in order to effect the intent of this Agreement, all at least as fully and effectively as the Debtor might do, including, without limitation, (i) the filing and prosecuting of registration and transfer applications with the appropriate federal, state, local or other agencies or authorities with respect to trademarks, copyrights and patentable inventions and processes, (ii) upon written notice to the Debtor, the exercise of voting rights with respect to voting securities, which rights may be exercised, if the Secured Party so elects, with a view to causing the liquidation of assets of the issuer of any such securities, and (iii) the execution, delivery and recording, in connection with any sale or other disposition of any Collateral, of the endorsements, assignments or other instruments of conveyance or transfer with respect to such Collateral; and

          (b) to the extent that the Debtor’s authorization given in Section 3 is not sufficient, to file such financing statements with respect hereto, with or without the Debtor’s signature, or a photocopy of this Agreement in substitution for a financing statement, as the Secured Party may deem appropriate and to execute in the Debtor’s name such financing statements and amendments thereto and continuation statements which may require the Debtor’s signature.

     14.2. Ratification by Debtor. To the extent permitted by law, Debtor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and is irrevocable.

     14.3. No Duty on Secured Party. The powers conferred on the Secured Party hereunder are solely to protect its interests in the Collateral and shall not impose any duty upon it to exercise any such powers.

15. Rights and Remedies. If an Event of Default shall have occurred and be continuing, the Secured Party, without any other notice to or demand upon the Debtor, shall have in any jurisdiction in which enforcement hereof is sought, in addition to all other rights and remedies, the rights and remedies of a secured party under the Uniform Commercial Code of the State and any additional rights and remedies which may be provided to a secured party in any jurisdiction in which Collateral is located, including, without limitation, the right to take possession of the Collateral, and for that purpose the Secured Party may, so far as the Debtor can give authority therefor, enter upon any premises on which the Collateral may be situated and remove the same and the Secured Party may in its discretion require the Debtor to assemble all or any part of the Collateral at such location or locations.

16. Reserved.

17. No Waiver. No party shall be deemed to have waived any of its rights or remedies in respect of the Obligations or the Collateral unless such waiver shall be in writing and signed by such party. No delay or omission on the part of any party in exercising any right or remedy shall operate as a waiver of such right or remedy or any other right or remedy. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. All rights and remedies of the parties whether evidenced hereby or by any other instrument or papers, shall be cumulative and may be exercised singularly, alternatively, successively or concurrently at such time or at such times as the applicable party deems expedient.

18. Suretyship Waivers by Debtor. Debtor waives demand, notice, protest, notice of acceptance of this Agreement, notice of loans made, credit extended, Collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description. With respect to both the Obligations and the Collateral, Debtor assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of or failure to perfect any security interest in any Collateral, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payment thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as the Secured Party may deem advisable. Debtor further waives any and all other suretyship defenses.

19. Marshalling. The Secured Party shall not be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights and remedies hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising. To the extent that it lawfully may, Debtor hereby agrees that it will not invoke any law relating to the marshalling of collateral which might cause delay in or impede the enforcement of the

Secured Party’s rights and remedies under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, Debtor hereby irrevocably waives the benefits of all such laws.

20. Proceeds of Dispositions; Expenses. Debtor shall pay to the Secured Party on demand any and all expenses, including reasonable attorneys’ fees and disbursements, incurred or paid by the Secured Party in protecting, preserving or enforcing the Secured Party’s rights and remedies under or in respect of any of the Obligations or any of the Collateral. After deducting all of said expenses, the residue of any proceeds of collection or sale or other disposition of the Collateral shall, to the extent actually received in cash, be applied to the payment of the Obligations in such order or preference as is provided in the Loan Agreement, proper allowance and provision being made for any Obligations not then due. Upon the final payment and satisfaction in full of all of the Obligations and after making any payments required by Sections 9-608(a)(1)(C) or 9-615(a)(3) of the Uniform Commercial Code of the State, any excess shall be returned to the Debtor. In the absence of final payment and satisfaction in full of all of the Obligations, the Debtor shall remain liable for any deficiency.

21. Governing Law; Consent to Jurisdiction. The laws of the State of New York shall govern this Agreement, its construction, and the determination of any rights, duties or remedies of the parties arising out of, or relating to, this Agreement (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law). The parties acknowledge that the United States District Court for the Southern District of New York or any New York state court of competent jurisdiction located in New York county shall have exclusive jurisdiction over any case or controversy arising out of, or relating to, this Agreement and that all litigation arising out of, or relating to, this Agreement shall be commenced in the United States District Court for the Southern District of New York or in any New York state court of competent jurisdiction located in New York county. Each of the parties consents to be subject to personal jurisdiction of the courts of New York, including the federal courts in New York and to service of process in any such suit being made upon the Debtor by mail at the address specified in Section 12.01 of the Loan Agreement.

22. Waiver of Jury Trial; No Consequential Damages. EACH PARTY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS, REMEDIES, OBLIGATIONS, OR DUTIES HEREUNDER, OR THE PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF. EACH PARTY WAIVES ANY RIGHT WHICH IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. Each party (i) certifies that neither the other parties nor any representative, agent or attorney of the other parties has represented, expressly or otherwise, that the other parties would not, in the event of litigation, seek to enforce the foregoing waivers or other waivers contained in this Agreement, and (ii) acknowledges that is relying upon, among other things, the waivers and certifications contained in this Section 22.

23. Miscellaneous. The headings of each section of this Agreement are for convenience only and shall not define or limit the provisions thereof. This Agreement and all rights and obligations hereunder shall be binding upon Debtor and its respective successors and assigns, and shall inure to the benefit of the Secured Party and its successors and any permitted assignee of the Loan Agreement. If any term of this Agreement shall be held to be invalid, illegal or unenforceable, the validity of all other terms hereof shall in no way be affected thereby, and this Agreement shall be construed and be enforceable as if such invalid, illegal or unenforceable term had not been included herein. Debtor acknowledges receipt of a copy of this Agreement.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, intending to be legally bound, the Debtor and Secured Party have caused this Agreement to be duly executed as of the date first above written.

QUICKEN LOANS INC.

By: Title:

INTUIT INC.

By: Title:

UCC-1 FINANCING STATEMENT

[The following language as the “attachment” referred to in description of the collateral:]

     (a)  the following property:

ALL ASSETS.

AFFILIATE SECURITY AGREEMENT

     AFFILIATE SECURITY AGREEMENT (the “Agreement”), dated as of July 31, 2002, among Rock Acquisition Corporation, a Michigan corporation, and Title Source, Inc., a Michigan corporation (each a “Debtor” and collectively, the “Debtors”), and Intuit Inc., a Delaware corporation (“Secured Party”).

RECITALS

WHEREAS, the Debtors have executed and delivered to Secured Party a Guaranty and Surety Agreement of even date herewith (the “Guaranty”) by which, among other things, the Debtors have guaranteed to Secured Party, all obligations of Quicken Loans Inc., a Michigan corporation (the “Borrower”) under the Mortgage Warehousing Agreement of even date herewith (the “Loan Agreement”) among the Borrower and Secured Party; and

WHEREAS, it is a condition precedent to the agreement of Secured Party to enter into the Loan Agreement and to extend credit to the Borrower thereunder that the Debtors execute and deliver to the Secured Party the Guaranty and this security agreement securing the Guaranty;

WHEREAS, the Debtors wish to grant a security interest in favor of the Secured Party as herein provided;

NOW, THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. All capitalized terms used herein without definitions shall have the respective meanings set forth in the Guaranty.

     (a)  The term “State” means the State of New York.

     (b)  The term “Obligations” means all of the indebtedness, obligations and liabilities of the Debtors to the Secured Party, individually or collectively, whether direct or indirect, joint or several, absolute or contingent, due or to become due, now existing or hereafter arising, but only to the extent existing or arising, under or in respect of this Agreement or the Guaranty.

     (c)  The term “Event of Default” will mean Event of Default as defined in the Guaranty or a default under this Agreement which is not cured within thirty (30) days after notice to the Debtors (unless a different cure period is specified herein).

2. Grant of Security Interest. Each Debtor hereby grants to the Secured Party, to secure the payment and performance in full of all of the Obligations, a security interest in and so pledges and assigns to the Secured Party the following properties, assets and rights of the Debtor, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof (“Collateral”):

all personal and fixture property of every kind and nature including without limitation all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities and all other investment property, supporting obligations, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles). The Secured Party acknowledges that the attachment of its security interest in any additional commercial tort claim as original collateral is subject to the Debtor’s compliance with Section 4.4.

3. Authorization to File Financing Statements. Each Debtor hereby irrevocably authorizes the Secured Party at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of that Debtor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the State or such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) provide any other information required by part 5 of Article 9 of the Uniform Commercial Code of the State, or such other jurisdiction, for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Debtor is an organization, the type of organization and any organizational identification number issued to the Debtor and, (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Each Debtor agrees to furnish any such information to the Secured Party promptly upon the Secured Party’s reasonable request. Each Debtor also ratifies its authorization for the Secured Party to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.

4. Other Actions. To further the attachment, perfection and priority of, and the ability of the Secured Party to enforce its security interest in the Collateral, and without limitation on the Debtors’ other obligations in this Agreement, each Debtor agrees, in each case at its expense, to take the following actions with respect to the following Collateral:

     4.1. Promissory Notes and Tangible Chattel Paper. If the Debtor shall at any time hold or acquire any one or more promissory notes or tangible chattel paper payable to Debtor in a principal amount in excess of $500,000 in the case of any individual note or chattel paper or in a principal amount of $5,000,000 in the aggregate (but, following the occurrence and during the continuance of an Event of Default, payable in any amount), the Debtor shall forthwith give notice thereof to the Secured Party and upon the request of the Secured Party, endorse, assign and deliver the same to the Secured Party, accompanied by such instruments of transfer or assignment duly executed in blank as the Secured Party may from time to time specify.

     4.2. Deposit Accounts. For each deposit account that the Debtor at any time opens or maintains, the Debtor shall, at the Secured Party’s request and option, pursuant to an agreement in form and substance reasonably satisfactory to the Secured Party, either (a) cause the depositary bank to comply at any time with instructions from the Secured Party directing the disposition of funds credited to such account, without further consent of the Debtor, or (b) arrange for the Secured Party to become the customer of the depositary bank with respect to the deposit account, with the Debtor being permitted, only with the consent of the Secured Party, to exercise rights to withdraw funds from such deposit account, but unless an Event of Default has occurred and is continuing, Debtor shall retain the exclusive right to direct disposition of the funds in any such account. The provisions of this paragraph shall not apply to (i) any deposit account for which the Debtor, the depositary bank and the Secured Party have entered into a cash collateral agreement specially negotiated among them for the specific purpose set forth therein, (ii) a deposit account for which the Secured Party is the depositary bank and is in automatic control, (iii) deposit accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the Debtor’s employees, or (iv) any escrow and/or trust account for the benefit of any third party.

     4.3. Letter-of-Credit Rights. If the Debtor is at any time a beneficiary under one or more letters of credit available in the amount of $500,000 or more individually or $1,000,000 in the aggregate (but, following the occurrence and during the continuance of an Event of Default, available in any amount), the Debtor shall promptly notify the Secured Party thereof and, at the request and option of the Secured Party, the Debtor shall, pursuant to an agreement in form and substance satisfactory to the Secured Party, either (i) arrange for the issuer and any confirmer or other nominated person of such letter of credit to consent to an assignment to the Secured Party of the proceeds of the letter of credit, or (ii) arrange for the Secured Party to become the transferee beneficiary of the letter of credit, with the Secured Party agreeing, in each case, that the proceeds of the letter to credit are to be applied as provided in the Loan Agreement.

     4.4 Commercial Tort Claims. If the Debtor shall at any time hold or acquire a commercial tort claim with damages reasonably expected to be in excess of $500,000 individually or $1,000,000 in the aggregate (but, following the occurrence and during the continuance of an Event of Default, with reasonably expected damages in any amount), the Debtor shall immediately notify the Secured Party in a writing signed by the Debtor of the particulars thereof, and grant to the Secured Party in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement.

     4.5. Other Actions as to Any and All Collateral. The Debtor further agrees, at the written request and option of the Secured Party, to take any and all other actions the Secured Party may reasonably determine to be necessary or useful for the attachment, perfection and priority of, and, from and after the occurrence and during the continuance of an Event of Default, the ability of the Secured Party to enforce, the Secured Party’s security interest in any and all of the Collateral, including, without limitation, (a) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the Uniform Commercial Code, to the extent, if any, that the Debtor’s signature thereon is required therefor, (b) causing the Secured Party’s name to be noted as secured party on any certificate of title for a titled good, if such notation is a condition to attachment, perfection or priority of, or, from and after the occurrence and during the continuance of an Event of Default, ability of the Secured Party to enforce the Secured Party’s security interest in such Collateral, (c) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or, from and after the occurrence and during the continuance of an Event of Default, ability of the Secured Party to enforce, the Secured Party’s security interest in such Collateral, (d) using its commercially reasonable efforts to obtain governmental and other third party waivers, consents and approvals in form and substance satisfactory to Secured Party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, (e) using its commercially reasonable efforts to obtain waivers from mortgagees and landlords in form and substance reasonably satisfactory to the Secured Party, and (f) taking all actions reasonably requested by the Secured Party under any other law, as reasonably determined by the Secured Party to be applicable.

5. Relation to Other Security Documents. Concurrently herewith Rock Acquisition Corporation is executing and delivering to the Secured Party a pledge agreement (the “Pledge Agreement”) pursuant to which Rock Acquisition Corporation is pledging to the Secured Party all the shares of the capital stock of its subsidiaries. Such pledge shall be governed by the terms of such Pledge Agreement and not by the terms of this Agreement.

6. Representations and Warranties Concerning Debtor’s Legal Status. Each Debtor represents and warrants to the Secured Party as follows:

     (a)  the Debtor’s exact legal name is set forth on the signature page hereof,

     (b)  the Debtor is a corporation organized under the laws of the state of Michigan,

     (c)  the Debtor’s identification numbers are:

          (i) with respect to Rock Acquisition Corporation: organizational identification number 36397C and Federal Tax ID No. 51-0415135,

          (ii) with respect to Title Source, Inc.: organizational identification number 471983 and Federal Tax ID No. 38-3355344,

     (d)  the Debtor’s chief executive office, as well as the Debtor’s mailing address is located at:

          (i) with respect to Rock Acquisition Corporation, 20555 Victor Parkway, Livonia, MI 48152,

          (ii) with respect to Title Source, Inc., 3001 W. Big Beaver Rd., Ste. 328 & 206, Troy, MI 48084,

     (e)  the Debtor has no other places of business except as follows:

          (i) None with respect to Rock Acquisition Corporation,

          (ii) with respect to Title Source, Inc., at:

23810 Michigan Ave., Ste. 201 & 202, Dearborn, MI 48124

7640 Dixie Highway, Ste. 125, Clarkston, MI 48346

26261 Evergreen Rd. Ste. 280, Southfield, MI 48076

2538 S. Rochester Rd., Rochester Hills, MI 48307

33900 W. Eight Mile Rd., Farmington Hills, MI 48335

8550 W. Grand River Ave., Ste. 100, Brighton, MI 48116

7. Covenants Concerning Debtor’s Legal Status. Each Debtor covenants with the Secured Party as follows: (a) without providing at least 30 days prior written notice to the Secured Party, the Debtor will not change its name, its place of business or, if more than one, chief executive office, or its mailing address or organizational identification number if it has one, (b) if the Debtor does not have an organizational identification number and later obtains one, the Debtor shall forthwith notify the Secured Party of such organizational identification number, and (c) the Debtor will not change its type of organization, jurisdiction of organization or other legal structure.

8. [Reserved]

9. Covenants Concerning Collateral. Each Debtor further covenants with the Secured Party as follows:

     (a)  the Debtor will keep the Collateral in good order and repair and will not use the same in violation of law or any policy of insurance thereon,

     (b)  the Debtor will permit the Secured Party, or its designee, to inspect the Collateral at any reasonable time, wherever located,

     (c)  the Debtor will pay promptly when due all taxes, assessments, governmental charges and levies upon the Collateral or incurred in connection with the use or operation of such Collateral or incurred in connection with this Agreement, and

     (d)  the Debtor will operate its business in compliance with all applicable provisions of the federal Fair Labor Standards Act, as amended, and with all applicable provisions of federal, state and local statutes and ordinances dealing with the control, shipment, storage or disposal of hazardous materials or substances.

10. Insurance.

     10.1. Maintenance of Insurance. Except during periods when the Secured Party is required to provide such insurance pursuant to the Transition Services Agreement (as defined in the Stock Purchase and Sale Agreement dated as of June 20, 2002 among Borrower, Title Source, Inc., BRFC LLC and Secured Party, as amended), each Debtor will maintain insurance with financially sound and reputable insurers with respect to its properties and business against such casualties and contingencies as shall be in accordance with general practices of businesses engaged in similar activities in similar geographic areas. In addition, all such insurance shall name the Secured Party as additional loss payee.

     10.2. Insurance Proceeds. The proceeds of any casualty insurance in respect of any casualty loss of any of the Collateral shall be disbursed to the applicable Debtor for direct application by that Debtor solely to the repair or replacement of the Debtor’s property so damaged or destroyed, provided that if the Debtor does not use such proceeds for such repair or replacement, then such proceeds shall be held by the Secured Party as cash collateral for the Obligations.

     10.3. Continuation of Insurance. All policies of insurance shall provide for at least 30 days prior written cancellation notice to the Secured Party. In the event of failure by a Debtor to provide and maintain insurance as herein provided, the Secured Party may, at its option, provide such insurance and charge the amount thereof to the Debtors. Each Debtor shall furnish the Secured Party with certificates of insurance and policies evidencing compliance with the foregoing insurance provision.

11. Collateral Protection Expenses; Preservation of Collateral, Etc.

     11.1. Expenses Incurred by Secured Party. In the Secured Party’s discretion, if a Debtor fails to do so following written demand from Secured Party, the Secured Party may discharge taxes and other encumbrances at any time levied or placed on any of the Collateral (unless being disputed in good faith) and pay any necessary filing fees or insurance premiums required hereunder. Each Debtor agrees to reimburse the Secured Party on demand for all expenditures so made. The Secured Party shall have no obligation to a Debtor to make any such expenditures, nor shall the making thereof be construed as the waiver or cure of any Default or Event of Default.

     11.2. Secured Party’s Obligations and Duties. Anything herein to the contrary notwithstanding, each Debtor shall remain obligated and liable under each contract or agreement comprised in the Collateral to be observed or performed by the Debtor thereunder. The Secured Party shall not have any obligation or liability under any such contract or agreement by reason of or arising out of this Agreement or the receipt by the Secured Party of any payment relating to any of the Collateral, nor shall the Secured Party be obligated in any manner to perform any of the obligations of a Debtor under or pursuant to any such contract or agreement. Beyond the exercise of reasonable care in the custody and preservation of Collateral in its possession, the Secured Party shall have no duty to collect, preserve or to protect the Collateral or preserve rights against prior parties under Section 9-207 of the Uniform Commercial Code of the State or otherwise. The Secured Party agrees to release its security interest in any item or items of Collateral which a Debtor disposes of pursuant to and as permitted by the Guaranty and to execute such agreements and documents as the Debtor may reasonably request to evidence such release.

12. Securities and Deposits. From and after the occurrence and during the continuance of an Event of Default, the Secured Party may at any time, at its option, transfer to itself or any nominee any securities constituting Collateral, receive any income thereon and hold such income as additional Collateral or apply it to the Obligations. From and after the occurrence and during the continuance of an Event of Default, the Secured Party may demand, sue for, collect, or make any settlement or compromise which it deems desirable with respect to the Collateral. Notwithstanding anything to the contrary herein or in any other agreement, in no event shall either a Debtor or the Secured Party exercise any right to setoff mutual obligations.

13. Notification to Account Debtors and Other Persons Obligated on Collateral. From and after the occurrence and during the continuance of an Event of Default, (a) each Debtor shall, at the request and option of the Secured Party, notify account debtors and other persons obligated on any of the Collateral of the security interest of the Secured Party in any account, chattel paper, general intangible, instrument or other Collateral and that payment thereof is to be made directly to the Secured Party or to any financial institution designated by the Secured Party as the Secured Party’s agent therefor, and (b) the Secured Party may itself, without notice to or demand upon the Debtor, so notify account debtors and other persons obligated on Collateral. After the appropriate making of such a request or the appropriate giving of any such notification, the Debtor shall hold any proceeds of collection of accounts, chattel paper, general intangibles, instruments and other Collateral received by the Debtor as trustee for the Secured Party without commingling the same with other funds of the Debtor and shall turn the same over to the Secured Party in the identical form received, together with any necessary endorsements or assignments. To the extent permitted by this Agreement, the Secured Party shall apply the proceeds of collection of accounts, chattel paper, general intangibles, instruments and other Collateral received by the Secured Party to the Obligations, such proceeds to be immediately credited after final payment in cash or other immediately available funds of the items giving rise to them.

14. Power of Attorney.

     14.1. Appointment and Powers of Secured Party. Each Debtor hereby irrevocably constitutes and appoints the Secured Party and any officer or agent thereof, with full power of substitution, as its true and lawful attorneys-in-fact with full irrevocable power and authority in the place and stead of the Debtor or in the Secured Party’s own name, for the purpose of carrying out the terms of this Agreement, from and after the occurrence and during the continuance of an Event of Default, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or useful to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, hereby gives said attorneys the power and right, on behalf of the Debtor, without notice to or assent by the Debtor, to do the following:

          (a) upon the occurrence and during the continuance of an Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise dispose of or deal with any of the Collateral in such manner as is consistent with the Uniform Commercial Code of the State and as fully and completely as though the Secured Party were the absolute owner thereof for all purposes, and to do, at the Debtor’s expense, at any time, or from time to time, all acts and things which the Secured Party deems necessary or useful to protect, preserve or realize upon the Collateral and the Secured Party’s security interest therein, in order to effect the intent of this Agreement, all at least as fully and effectively as the Debtor might do, including, without limitation, (i) the filing and prosecuting of registration and transfer applications with the appropriate federal, state, local or other agencies or authorities with respect to trademarks, copyrights and patentable inventions and processes, (ii) upon written notice to the Debtor, the exercise of voting rights with respect to voting securities, which rights may be exercised, if the Secured Party so elects, with a view to causing the liquidation of assets of the issuer of any such securities, and (iii) the execution, delivery and recording, in connection with any sale or other disposition of any Collateral, of the endorsements, assignments or other instruments of conveyance or transfer with respect to such Collateral; and

          (b) to the extent that the Debtor’s authorization given in Section 3 is not sufficient, to file such financing statements with respect hereto, with or without the Debtor’s signature, or a photocopy of this Agreement in substitution for a financing statement, as the Secured Party may deem appropriate and to execute in the Debtor’s name such financing statements and amendments thereto and continuation statements which may require the Debtor’s signature.

     14.2. Ratification by Debtor. To the extent permitted by law, each Debtor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and is irrevocable.

     14.3. No Duty on Secured Party. The powers conferred on the Secured Party hereunder are solely to protect its interests in the Collateral and shall not impose any duty upon it to exercise any such powers.

15. Rights and Remedies. If an Event of Default shall have occurred and be continuing, the Secured Party, without any other notice to or demand upon the Debtors, shall have in any jurisdiction in which enforcement hereof is sought, in addition to all other rights and remedies, the rights and remedies of a secured party under the Uniform Commercial Code of the State and any additional rights and remedies which may be provided to a secured party in any jurisdiction in which Collateral is located, including, without limitation, the right to take possession of the Collateral, and for that purpose the Secured Party may, so far as the Debtors can give authority therefor, enter upon any premises on which the Collateral may be situated and remove the same and the Secured Party may in its discretion require the Debtors to assemble all or any part of the Collateral at such location or locations.

16. Reserved.

17. No Waiver. No party shall be deemed to have waived any of its rights or remedies in respect of the Obligations or the Collateral unless such waiver shall be in writing and signed by such party. No delay or omission on the part of any party in exercising any right or remedy shall operate as a waiver of such right or remedy or any other right or remedy. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. All rights and remedies of the parties whether evidenced hereby or by any other instrument or papers, shall be cumulative and may be exercised singularly, alternatively, successively or concurrently at such time or at such times as the applicable party deems expedient.

18. Suretyship Waivers by Debtors. Each Debtor waives demand, notice, protest, notice of acceptance of this Agreement, notice of loans made, credit extended, Collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description. With respect to both the Obligations and the Collateral, each Debtor assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of or failure to perfect any security interest in any Collateral, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payment thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as the Secured Party may deem advisable. Each Debtor further waives any and all other suretyship defenses.

19. Marshalling. The Secured Party shall not be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights and remedies hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising. To the extent that it lawfully may, each Debtor hereby agrees that it will not invoke any law relating to the marshalling of collateral which might cause delay in or impede the enforcement of the Secured Party’s rights and remedies under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Debtor hereby irrevocably waives the benefits of all such laws.

20. Proceeds of Dispositions; Expenses. The Debtors shall pay to the Secured Party on demand any and all expenses, including reasonable attorneys’ fees and disbursements, incurred or paid by the Secured Party in protecting, preserving or enforcing the Secured Party’s rights and remedies under or in respect of any of the Obligations or any of the Collateral. After deducting all of said expenses, the residue of any proceeds of collection or sale or other disposition of the Collateral shall, to the extent actually received in cash, be applied to the payment of the Obligations in such order or preference as is provided in the Loan Agreement, proper allowance and provision being made for any Obligations not then due. Upon the final payment and satisfaction in full of all of the Obligations and after making any payments required by Sections 9-608(a)(1)(C) or 9-615(a)(3) of the Uniform Commercial Code of the State, any excess shall be returned to the Debtors. In the absence of final payment and satisfaction in full of all of the Obligations, the Debtors shall remain liable for any deficiency.

21. Governing Law; Consent to Jurisdiction. The laws of the State of New York shall govern this Agreement, its construction, and the determination of any rights, duties or remedies of the parties arising out of, or relating to, this Agreement (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law). The parties acknowledge that the United States District Court for the Southern District of New York or any New York state court of competent jurisdiction located in New York county shall have exclusive jurisdiction over any case or controversy arising out of, or relating to, this Agreement and that all litigation arising out of, or relating to, this Agreement shall be commenced in the United States District Court for the Southern District of New York or in any New York state court of competent jurisdiction located in New York county. Each of the parties consents to be subject to personal jurisdiction of the courts of New York, including the federal courts in New York and to service of process in any such suit being made upon the Debtor by mail at the address specified in Section 12.01 of the Loan Agreement.

22. Waiver of Jury Trial; No Consequential Damages. EACH PARTY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN

CONNECTION WITH THIS AGREEMENT, ANY RIGHTS, REMEDIES, OBLIGATIONS, OR DUTIES HEREUNDER, OR THE PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF. EACH PARTY WAIVES ANY RIGHT WHICH IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. Each party (i) certifies that neither the other parties nor any representative, agent or attorney of the other parties has represented, expressly or otherwise, that the other parties would not, in the event of litigation, seek to enforce the foregoing waivers or other waivers contained in this Agreement, and (ii) acknowledges that is relying upon, among other things, the waivers and certifications contained in this Section 22.

23. Miscellaneous. The headings of each section of this Agreement are for convenience only and shall not define or limit the provisions thereof. This Agreement and all rights and obligations hereunder shall be binding upon each Debtor and its respective successors and assigns, and shall inure to the benefit of the Secured Party and its successors and any permitted assignee of the Loan Agreement. If any term of this Agreement shall be held to be invalid, illegal or unenforceable, the validity of all other terms hereof shall in no way be affected thereby, and this Agreement shall be construed and be enforceable as if such invalid, illegal or unenforceable term had not been included herein. The Debtors acknowledge receipt of a copy of this Agreement.

24. Joint and Several Liability. The obligations of the Debtors hereunder are joint and several.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, intending to be legally bound, the Debtors and Secured Party have caused this Agreement to be duly executed as of the date first above written.

ROCK ACQUISITION CORPORATION

By: Title:

TITLE SOURCE, INC.

By: Title:

INTUIT INC.

By: Title:

CUSTODIAL AGREEMENT

CONTRACT PERSONNEL ARRANGEMENT LETTER

July 31, 2002

Ms. Connie Berg, Assistant Treasurer
Intuit Inc.
2700 Coast Avenue
Mountain View, CA 94043

Dear Ms Berg:

This letter confirms Protiviti Inc.’s (“Protiviti”) arrangements to provide certain personnel to Intuit (“Client”). Protiviti shall provide to Client a Senior Consultant and Consultant (collectively, the “Personnel”) to perform certain services relating to mortgage warehousing functions at Quicken Loans Inc.’s (the “Company”) offices in Livonia, Michigan. The parties may increase, reduce or change the Personnel and/or Services by mutual written agreement.

Statement of Work:

The Personnel shall perform the following services (“Services”) under Client’s direction:

     See Attached Exhibit A.

The Personnel shall report directly and exclusively to Client, and Client shall be solely responsible for reviewing and approving any and all work performed by the Personnel. The Personnel shall observe Client’s reasonable policies regarding working conditions and business hours, to the extent such policies are made known to the Personnel.

The Personnel will provide Services commencing on July 28, 2002, and will provide the Services until January 31, 2003, subject to the termination rights set forth below and further subject to a two-month minimum engagement (which two-month minimum shall include and not be in addition to the period of notice for termination). If, for any reason, any Personnel is unable to complete the service period, or if his (her) performance does not meet Client’s expectations, Protiviti will endeavor to provide a suitable replacement who will be subject to Client’s approval. If Protiviti is unable to identify a replacement acceptable to Client, the service period will be deemed to have automatically ended with respect to that individual.

Client shall pay Protiviti for the Services at the following rates:

     The rate for Senior Consultant’s services will be $150 per hour.

     The rate for Consultant’s services will be $100 per hour.

Client shall pay the amounts payable hereunder to Protiviti within thirty (30) days of receipt of invoices submitted by Protiviti. Invoices will be sent bi-weekly, and a closing invoice will be sent upon completion of the Services. In the event of any dispute with regard to a portion of an invoice, the undisputed portion shall be paid as provided herein. Any invoices remaining unpaid when due shall accrue interest at a rate of 1.5% per month.

In addition, Client shall reimburse Protiviti for all reasonable out-of-pocket expenses incurred by Protiviti or any Personnel in connection with providing the Services in accordance with Protiviti’s standard expense policies. The out-of-pocket expenses, which will include reasonable out of town living expenses, are estimated to be $1,600 per month; Client will provide copies of expense reports on request to Company.

In addition to the other responsibilities set forth in this agreement, Client shall cause on-site Personnel to be supplied with suitable office space, desks, storage, furniture and other normal office equipment support, including computer terminals, telephone service, postage, copying, typing, secretarial services and general office supplies which may be necessary in connection with Personnel’s performance of the Services.

Employees of Protiviti who perform Services hereunder shall remain the employees of Protiviti. Protiviti shall be responsible for the tax withholdings, payment of salaries, unemployment insurance, workers’ disability and compensation, social security contributions and employee benefits such as vacation, sick pay, insurance, pension and profit-sharing benefits of such Protiviti employees. In connection with this agreement, each party is an independent contractor and as such will not have any authority to bind or commit the other. Nothing herein shall be deemed or construed to create a joint venture, partnership or agency relationship between the parties for any purpose.

Client shall also be responsible for providing the Personnel with access to all individuals and tools reasonably necessary for the Personnel to perform the Services. Furthermore, it shall be Client’s responsibility to obtain any and all consents from third parties required to permit and authorize such access, and Client shall indemnify Protiviti against any claims arising out of Client’s failure to obtain any such consent.

The parties acknowledge that in the course of performance hereunder, the Personnel may use products, materials or methodologies proprietary to Protiviti or third parties. Notwithstanding anything contained herein to the contrary, Client shall not have or obtain any rights in such proprietary products, materials and methodologies of Protiviti or any third parties. This agreement shall not preclude Protiviti or the Personnel from providing any services to third parties, irrespective of their similarity to the Services delivered to Client pursuant to this agreement.

Client shall not solicit, hire or offer employment to any Personnel during the term of this agreement and for a period of one (1) year following the termination of this agreement, provided that public advertisements for employment to which Personnel respond directly will not be considered a violation of this provision. Any breach of this provision shall require Client to pay Protiviti an amount equal to one year’s salary of each individual with respect to which a breach occurred.

Protiviti represents that the Personnel possess the general skills, knowledge and experience to perform the Services. If the performance of any of the Personnel demonstrates that such person does not possess the general skill, knowledge and experience to perform the Services, Protiviti shall use commercially reasonable efforts to provide Client with a suitable replacement for such person promptly after Client provides Protiviti with a reasonable description of the performance problem.

The Personnel shall at all times conduct all operations under this agreement in a manner to avoid the risk of loss, theft, or damage by vandalism, sabotage or other means to the Collateral (as such Collateral is defined in Exhibit A). The Personnel shall promptly take all reasonable precautions which are necessary and adequate to protect against conditions which involve a risk of loss, theft or damage to the Collateral. The Personnel will observe Company’s policies for non-disclosure and confidentiality of nonpublic personal information to which the Personnel have access during the engagement. As between Protiviti and Client, Protiviti is solely responsible for the safety of the Personnel.

Protiviti agrees to defend, indemnify and hold Client and its affiliates, and all of their respective officers, directors, agents and employees, harmless from and against any and all claims, including liabilities, actions, judgments, costs, and expenses and reasonable attorneys’ fees (collectively “Claims”), asserted by a third party arising out of or related to: (i) any breach or alleged breach of any of Protiviti’s obligations under this agreement; (ii) Protiviti’s negligent acts, omissions and/or willful misconduct in supplying the Services under this agreement, or negligent acts, omissions and/or willful misconduct of the Personnel or any other employee or agent of Protiviti; or (iii) any obligations imposed by law with respect to any withholding taxes, social security, unemployment or disability insurance, or similar items in connection with any payments made to Protiviti for the rendering of Services hereunder. This provision shall survive the termination of this agreement for any reason. Notwithstanding anything to the contrary in this agreement, Protiviti’s liability to Client under this agreement shall be limited to an amount not to exceed the fees paid to Protiviti by Client in the course of this engagement.

Protiviti will, at Protiviti’s expense, maintain insurance policies that cover Protiviti’s activities under this agreement and the activities of Protiviti’s employees, agents and representatives, including, but not limited to workers compensation insurance in the statutory limit of $1 million; comprehensive general liability of $1 million per occurrence and $2 million annual aggregate; errors and omissions liability with minimum limits of $15 million; and media liability with minimum limits of $     . Protiviti will name Client as an additional insured on each such policy. Upon the request of Client, Protiviti shall provide Client with a certificate of insurance evidencing such coverages. In addition, Protiviti will provide Client thirty (30) days advance written notice of any cancellation or reduction in coverage or limits. Protiviti will provide Client with a fidelity bond covering the Personnel with coverage of not less than $5 million.

EXCEPT IN CONNECTION WITH PROTIVITI’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING

NEGLIGENCE) OR OTHERWISE, WHETHER OR NOT THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

Client will not use or in any way associate the name of Protiviti with any work or work product of any Personnel in any oral or written communication with a third party, other than Company (as defined in Exhibit A). Protiviti will not use or in any way associate the name of Client with any work or work product of any Personnel in any oral or written communication with a third party, other than Company.

Either party may terminate this agreement for any reason upon thirty (30) days prior written notice to the other party. In the event of such termination, Client shall pay Protiviti for all Services rendered and expenses incurred by Protiviti prior to the date of termination.

This Agreement, to the extent it establishes legal rights and obligations between Protiviti and Client, shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflicts of laws principles. The parties hereby consent to the exclusive jurisdiction and venue in the state and federal courts in Santa Clara County, California.

This agreement represents the entire agreement between you and us and supersedes all other communications between the parties concerning Protiviti’s providing personnel to Client to perform the Services.

We are pleased to have this opportunity to provide personnel to you.

Very truly yours,

Protiviti, Inc.

By
Scott Rae Managing Director

Acknowledged and Agreed to by:

Intuit Inc.

By: Title:

With respect to its obligations under Exhibit A only,
Acknowledged and Consented to by Company:

QUICKEN LOANS INC.

By:
Its:

EXHIBIT A TO CONTRACT PERSONNEL ARRANGEMENT LETTER

STATEMENT OF WORK

Recitals

     A. Under a Mortgage Warehousing Agreement between Client and Quicken Loans Inc., a Michigan corporation (“Company”) dated July 31, 2002 (“Loan Agreement”) Client has agreed to extend warehouse credit to Company, such credit to be secured by Collateral and other security, including but not limited to pledges made in a Pledge Agreement between Rock Acquisition Corporation, a Michigan corporation and Client, of even date herewith.

     B. Capitalized terms not defined herein shall have the meanings ascribed to them in the Loan Agreement or the Contract Personnel Arrangement Letter, as applicable. In the event of any inconsistency in definitions of identical capitalized terms used in this Agreement, the Loan Agreement, or any other document that comprises a part of the transaction contemplated by this Agreement or the Loan Agreement, the definition in the document where the term is defined shall control. If such inconsistencies in definitions cannot be reconciled, the definitions in the Loan Agreement shall control.

Statement of Work

     1. Appointment of Custodian. Protiviti shall provide the Personnel to act as bailee and custodian for the exclusive benefit of the Client with respect to the Collateral (“Custodian”) and to perform duties in accordance with Client’s instructions, from the Company’s location in Livonia, Michigan, or at such other location as the Company shall maintain for the principal place of business of its mortgage lending operation. Custodian shall not deliver possession of Collateral to the Company except in accordance with Client’s written instructions. Client will make reasonable efforts to ensure that notice to Custodian is timely given such that delivery or redelivery of Collateral to the Company as permitted by this Agreement is not delayed.

     2. Delivery of Required Documents, Review of Collateral.

     (a)  From time to time, the Company shall deliver or cause to be delivered to Custodian collateral consisting of Mortgage Loans (“Collateral”). Such delivery shall be effected by delivery of the Required Documents (as described in the Loan Agreement), not later than 2:00 p.m. eastern standard time on the first Business Day such Collateral is to be included in the computation of the Borrowing Base pursuant to the Loan Agreement.

     (b)  Within one (1) Business Day after receipt of Required Documents for any Collateral delivered by 2:00 p.m. eastern standard time on any Business Day, or within two (2) Business Days after receipt of Required Documents for any Collateral delivered after such time on any Business Day, Custodian shall review the same and verify that:

     (1)  The Required Documents relating to the Collateral appear regular on their face and are in the possession of Custodian;

     (2)  All submitted documents are consistent as to borrower name, property address, loan face amount (which does not exceed the face amount of the related promissory note), loan interest rate, loan type, loan term and Company’s loan number;

     (3)  The note and mortgage/deed of trust each bear an original signature or signatures which appear to be those of the person or persons named as the maker and mortgagor/trustor, or, in the case of a certified copy of the mortgage/deed of trust, such copy bears what appears to be a reproduction of such signature or signatures; and

     (4)  The amount of each note and mortgage delivered to Custodian corresponds to advances made by Client to Company pursuant to the Loan Agreement.

If Custodian notes any exception to items (1), (2), (3) or (4) above, Custodian shall prepare a report noting such exception (an “Exception Report”) and deliver it by facsimile or electronic transmission to the Client and the Company as soon as the review is complete but in no event later than 5:00 p.m. eastern standard time on the next Business Day. The Collateral on the Exception Report shall not be included in the Borrowing Base until such exception is cured. Custodian shall be the arbiter of whether exceptions have been cured.

     (c)  Custodian shall prepare and deliver to Client at Client’s request, daily, with a copy to Company, a report pertaining to the Collateral in Custodian’s possession from time to time.

     3. Handling of Collateral.

     (a)  Except as otherwise provided herein, all Collateral at any time delivered to Custodian hereunder shall be held in a fire resistant vault, drawer or other suitable depository maintained and controlled solely by Custodian, conspicuously marked to show the interest therein of the Client, and Collateral shall not be commingled with any other assets or property of, or held by, Custodian.

     (b)  Custodian shall not release any item of Collateral from the security interest created hereby or by the Loan Documents without the prior consent of the Client, except as otherwise provided by this Agreement.

     (c)  Custodian may, provided no Event of Default is continuing, release documentation relating to Mortgage Loans to the Company against a Trust Receipt executed by the Company. Custodian will hold all Trust Receipts in the same manner as it holds other Collateral hereunder. The Company will not make any request for release of Collateral except for the purpose of correcting clerical or other documentation errors to the Mortgage Loans in anticipation of their sale to Investors.

     (d)  Custodian will release Mortgage Loans to Investors promptly upon request by Company provided that a copy of the Bailee Agreement in the form attached to the Loan Agreement as Exhibit A-4 accompanies the Mortgage Loans in all cases where the Mortgage Loans are released to Investors prior to receipt from such Investors of the purchase price for the Mortgage Loans. Payments by Investors of the purchase price for Mortgage Loans shall be wired to an account held by Client (“Account”). All amounts payable on account of the sale of Collateral will be paid directly by the Investor to the Account.

     4. Assistance to the Custodian. To the extent that Custodian’s reporting or other duties under this Agreement reasonably require assistance from Company’s staff, Company shall make its staff members available to Custodian to assist in the performance of Custodian’s duties. Such assistance will be at the expense of Company.

     5. Reporting Duties of Custodian. Custodian shall have the right and obligation to report to Client daily on the Collateral received by Custodian, the funds received in the Account from Investors, the Requests for Advances received from Company, the Collateral requested to be released by Company, the Collateral released to Investors, and any other matter that Client deems reasonably necessary or desirable in connection with the Loan. To effectuate this reporting, Custodian shall have reasonable access to Company’s books and records, including accounting records, and to Company’s premises, employees and all other data and information used by Company in conducting its mortgage loan origination business. At Client’s option, Custodian shall also have the right and obligation to make periodic reports on loan products, credit quality and other non-financial aspects of Company’s operations, and Company shall provide Custodian reasonable access to its records, employees and other information for this purpose.

     6. Fees and Expenses of Protiviti. In consideration of Custodian’s services provided hereunder, Company agrees to reimburse monthly to Client the fees and expenses incurred by Client as a result of Client’s engagement of Protiviti, on or before the fifteenth (15th) day of each month commencing thirty (30) days after Protiviti is appointed and serving, and continuing monthly until the Indebtedness is fully paid and the Client’s security interest in all remaining Collateral is released.

     7. Replacement Custodian. The Client may replace Protiviti as Custodian at any time in its sole discretion; any such replacement Custodian shall have the same rights and responsibilities as the initial Custodian appointed hereunder; alternatively, the Client may act as Custodian itself, through any one or more of its employees, agents or officers, as it may in its sole discretion determine. Client will use commercially reasonable efforts to ensure that the timing of the appointment of any substitute or replacement Custodian will not impede the business of the Company and will provide Company notice of the identity of any replacement Custodian.

     8. No Reliance. Except as set forth to the contrary hereunder, Custodian shall not be responsible for any recitals, statements, representations or warranties contained herein or in the Loan Agreement or any document, instrument or agreement made in connection with or securing or supporting the Indebtedness (the Loan Agreement and such documents, instruments and agreements shall each be referred to herein as a “Loan Document” and collectively as the “Loan Documents”), or for the execution, effectiveness, genuineness, validity, enforceability, collectability, accuracy, completeness or sufficiency of this Agreement or any Loan Document or instruments executed and delivered in connection with this Agreement or the other Loan Documents.

     9. Availability of Documents. During normal business hours, and upon notice to Company, the Client and its employees, officers, directors, agents, accountants, attorneys and auditors, and other parties with the express permission of Client, may examine the files, documents, records and other papers in the possession or under the control of Custodian relating to the Collateral, and may make copies thereof.

     10. Event of Default. Upon the occurrence of an Event of Default, Custodian shall at the request and direction of the Client, without notice to or demand upon the Company, deliver the Collateral (or portions thereof and proceeds thereof) to the Client as provided in the Loan Agreement and the other Loan Documents.

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT (“Agreement”), dated as of July 31, 2002, is entered into between ROCK ACQUISITION CORPORATION, a Michigan corporation (“Pledgor”), and INTUIT INC., a Delaware corporation (“Secured Party”).

RECITALS

WHEREAS, Secured Party and Quicken Loans are parties to that certain Mortgage Warehousing Agreement dated of even date herewith (the “Loan Agreement”) entered into in connection with that certain Stock Purchase and Sale Agreement dated as of June 20, 2002 among Quicken Loans, Title Source, BRFC LLC and Secured Party, as amended (the “Purchase Agreement”);

WHEREAS, to induce Secured Party to make the loan evidenced by the Loan Agreement, Pledgor guaranteed Quicken Loans’ obligations under the Loan Agreement pursuant to a guaranty dated the date hereof (the “Guaranty”) and desires to pledge, grant, transfer, and assign to Secured Party a security interest in the Collateral (as hereinafter defined) to secure the Secured Obligations (as hereinafter defined).

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations, and warranties set forth herein and for other good and valuable consideration, the parties hereto agree as follows:

1.	Definitions and Construction.

     (a)  Definitions.

     All initially capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed thereto in the Guaranty. As used in this Agreement:

     “Bankruptcy Code” means United States Bankruptcy Code (11 U.S.C. Section 101 et seq.), as in effect from time to time, and any successor statute thereto.

     “Business Day” means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.

     “Code” means the Uniform Commercial Code as in effect in the State of New York from time to time.

     “Collateral” shall mean the Pledged Shares and the Proceeds, collectively.

     “Event of Default” shall mean any Event of Default under the Guaranty.

     “Lien” shall mean any lien, mortgage, pledge, assignment (including any assignment of rights to receive payments of money), security interest, charge, or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, or any agreement to give any security interest).

     “Pledged Shares” means collectively the Quicken Loans Shares and the Title Source Shares.

     “Pledgor” shall have the meaning set forth in the preamble to this Agreement.

     “Proceeds” shall mean all proceeds (including proceeds of proceeds) of the Pledged Shares including all: (a) rights, benefits, distributions, premiums, profits, dividends, interest, cash, instruments, investment property, documents of title, accounts, contract rights, inventory, equipment, general intangibles, payment intangibles, deposit accounts, chattel paper, and other property from time to time received, receivable, or otherwise distributed in respect of or in exchange for, or as a replacement of or a substitution for, any of the Pledged Shares; (b) “proceeds,” as such term is defined in Section 9-102 of the Code; (c) proceeds of any insurance, indemnity, warranty, or guaranty (including guaranties of delivery) payable from time to time with respect to any of the Pledged Shares or proceeds thereof; (d) payments (in any form whatsoever) made or due and payable to Pledgor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Pledged Shares or proceeds thereof; and (e) other amounts from time to time paid or payable under or in connection with any of the Pledged Shares or proceeds thereof.

     “Quicken Loans” means Quicken Loans Inc., a Michigan corporation and a wholly-owned subsidiary of Pledgor.

     “Quicken Loans Shares” means (a) all shares owned by Pledgor from time to time in Quicken Loans, (b) the certificates or instruments evidencing such shares and (c) all securities convertible or exchangeable into, and all warrants, options, or other rights to purchase, any shares of Quicken Loans.

     “Secured Obligations” shall mean all liabilities, obligations, or undertakings owing by Pledgor to Secured Party of any kind or description, but only to the extent arising out of or outstanding under, advanced or issued pursuant to, or evidenced by the Guaranty or this Agreement irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, voluntary or involuntary, whether now existing or hereafter arising, and including all interest (including interest that accrues after the filing of a case under the Bankruptcy Code) and any and all costs, fees (including reasonable attorneys fees), and expenses which Pledgor is required to pay pursuant to any of the foregoing, by law, or otherwise.

     “Secured Party” shall have the meaning set forth in the preamble to this Agreement, and shall include the Secured Party’s successors and permitted assigns.

     “Title Source” means Title Source, Inc., a Michigan corporation and wholly-owned subsidiary of Pledgor.

     “Title Source Shares” means (a) all shares owned by Pledgor from time to time in Title Source, (b) the certificates or instruments evidencing such shares and (c) all securities convertible or exchangeable into, and all warrants, options, or other rights to purchase, any shares of Title Source.

     (b)  Construction.

          (i) Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and to the singular include the plural, the part includes the whole, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and other similar terms in this Agreement refer to this Agreement as a whole and not exclusively to any particular provision of this Agreement. Article, section, subsection, exhibit, and schedule references are to this Agreement unless otherwise specified. All of the exhibits or schedules attached to this Agreement shall be deemed incorporated herein by reference. Any reference to this Agreement, the Guaranty or the Loan Agreement includes any and all alterations, amendments, restatements, extensions, modifications, renewals, or supplements thereto or thereof, as applicable.

          (ii) Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Secured Party or Pledgor, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by both of the parties and their respective counsel and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

          (iii) In the event of any direct conflict between the express terms and provisions of this Agreement and of the Guaranty, the terms and provisions of the Guaranty shall control.

2.	Pledge.

     As security for the prompt payment and performance of the Secured Obligations in full by Pledgor when due, whether at stated maturity, by acceleration or otherwise, Pledgor hereby pledges, grants, transfers, and assigns to Secured Party a security interest in all of Pledgor’s right, title, and interest in and to the Collateral.

3.	Delivery and Registration of Collateral.

     (a)  All certificates or instruments representing or evidencing the Collateral shall be promptly delivered by Pledgor to Secured Party or Secured Party’s designee pursuant hereto at a location designated by Secured Party and shall be held by or on behalf of Secured Party pursuant hereto, and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, in form and substance satisfactory to Secured Party.

     (b)  Upon the occurrence and during the continuance of an Event of Default, Secured Party shall have the right, at any time in its discretion and without notice to Pledgor to transfer to or to register on the books of the issuers (or of any other Person maintaining records with respect to the Collateral) in the name of Secured Party or any of its nominees any or all of the Collateral. In addition, the Secured Party shall have the right at any time to exchange certificates or instruments representing or evidencing Collateral for certificates or instruments of smaller or larger denominations.

     (c)  If, at any time and from time to time, any Collateral (including any certificate or instrument representing or evidencing any Collateral) is in the possession of a Person other than Secured Party or Pledgor (a “Holder”), then Pledgor shall immediately, at Secured Party’s option, either cause such Collateral to be delivered into Secured Party’s possession, or cause such Holder to enter into a control agreement, in form and substance reasonably satisfactory to Secured Party, and take all other steps deemed necessary by Secured Party to perfect the security interest of Secured Party in such Collateral.

     (d)  If at any time, and from time to time, any Collateral consists of an uncertificated security then Pledgor shall immediately cause such Collateral to be registered in the name of Secured Party, or otherwise cause Secured Party’s security interest thereon to be perfected in accordance with applicable law.

4.	Voting Rights and Dividends.

     (a)  So long as no Event of Default shall have occurred and be continuing, Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral and shall be entitled to receive any cash dividends or distributions paid or distributed in respect of the Collateral provided such dividends or distributions are applied to payments under the Note (as defined in the Purchase Agreement).

     (b)  Upon the occurrence and during the continuance of an Event of Default, all rights of Pledgor to exercise the voting and other consensual rights or receive cash dividends or distributions that it would otherwise be entitled to exercise or receive, as applicable pursuant to Section 4(a), shall cease, and all such rights shall thereupon become vested in Secured Party, who shall thereupon have the sole right to exercise such voting or other consensual rights and to receive and retain such cash dividends and distributions. Pledgor shall execute and deliver (or cause to be executed and delivered) to Secured Party all such proxies and other instruments as Secured Party may reasonably request for the purpose of enabling Secured Party to exercise the voting and other rights which it is entitled to exercise and to receive the dividends and distributions that it is entitled to receive and retain in each case pursuant to the preceding sentence.

5.	[Reserved]

6.	Financing Statements.

     Pledgor hereby expressly authorizes Secured Party to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral.

7.	Covenants of Pledgor.

     Pledgor shall not change its jurisdiction of organization nor cease to be a corporation, in each case, without giving Secured Party at least thirty (30) days prior written notice thereof.

8.	Secured Party as Pledgor’s Attorney-in-Fact.

     Pledgor hereby irrevocably appoints Secured Party as Pledgor’s attorney-in-fact, with full authority in the place and stead of Pledgor and in the name of Pledgor, Secured Party or otherwise, from time to time at Secured Party’s discretion from and after the occurrence and during the continuance of an Event of Default to take any action and to execute any instrument that Secured Party may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, including: (i) receiving, endorsing and collecting all instruments made payable to Pledgor representing any dividend, interest payment or other distribution in respect of the Collateral or any part thereof to the extent permitted hereunder; or (ii) arranging for the transfer of the Collateral on the books of any of the issuers or any other Person to the name of Secured Party or to the name of Secured Party’s nominee.

9.	Remedies upon Default.

     Upon the occurrence and during the continuance of an Event of Default:

     (a)  Secured Party may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Code.

     (b)  Pledgor hereby acknowledges that the sale by Secured Party of any Collateral pursuant to the terms hereof in compliance with the Securities Act of 1933 as now in effect or as hereafter amended, or any similar statute hereafter adopted with similar purpose or effect (the “Securities Act”), as well as applicable “Blue Sky” or other state securities laws, may require strict limitations as to the manner in which Secured Party or any subsequent transferee of the Collateral may dispose thereof. Pledgor acknowledges and agrees that in order to protect Secured Party’s interest it may be necessary to sell the Collateral at a price less than the maximum price attainable if a sale were delayed or were made in another manner, such as a public offering under the Securities Act. Pledgor agrees that, upon the occurrence and during the continuation of an Event of Default, Secured Party may, subject to applicable law, from time to time attempt to sell all or any part of the Collateral by a private placement, restricting the bidders and prospective purchasers to those who will represent and agree that they are purchasing for investment only and not for distribution. In so doing, Secured Party may solicit offers to buy the Collateral or any part thereof for cash, from a limited number of investors reasonably believed by Secured Party to be institutional investors or other accredited investors who might be interested in purchasing the Collateral.

10.	Application of Proceeds.

     Upon the occurrence and during the continuance of an Event of Default, any cash held by Secured Party as Collateral and all cash Proceeds received by Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral pursuant to the exercise by Secured Party of its remedies as a secured creditor shall be applied by Secured Party as provided in the Loan Agreement.

11.	Indemnity and Expenses.

     Pledgor agrees to pay and reimburse Secured Party upon demand for all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) that Secured Party may incur in connection with (i) the custody, use or preservation of, or the sale of, collection from or other realization upon, any of the Collateral, including the reasonable expenses of re-taking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, (ii) the exercise or enforcement of any rights or remedies granted hereunder, under the Guaranty, or otherwise available to it (whether at law, in equity or otherwise), or (iii) the failure by Pledgor to perform or observe any of the provisions hereof. The provisions of this Section shall survive the execution and delivery of this Agreement, the repayment of any of the Secured Obligations and the termination of this Agreement.

12.	Duties of Secured Party.

     The powers conferred on Secured Party hereunder are solely to protect its interests in the Collateral and shall not impose on it any duty to exercise such powers. Beyond the exercise of reasonable care in the custody and preservation of Collateral in its possession, the Secured Party shall have no duty to collect, preserve or protect the Collateral or preserve rights against prior parties.

13.	Choice of Law and Venue; Submission to Jurisdiction; Service of Process.

     (a)  LAWS OF THE STATE OF NEW YORK SHALL GOVERN THIS AGREEMENT, ITS CONSTRUCTION, AND THE DETERMINATION OF ANY RIGHTS, DUTIES OR REMEDIES OF THE PARTIES ARISING OUT OF, OR RELATING TO, THIS AGREEMENT (REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE NEW YORK PRINCIPLES OF CONFLICTS OF LAW). THE PARTIES ACKNOWLEDGE THAT THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT OF COMPETENT JURISDICTION LOCATED IN NEW YORK COUNTY SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY CASE OR CONTROVERSY ARISING OUT OF, OR RELATING TO, THIS AGREEMENT AND THAT ALL LITIGATION ARISING OUT OF, OR RELATING TO, THIS AGREEMENT SHALL BE COMMENCED IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR IN ANY NEW YORK STATE COURT OF COMPETENT JURISDICTION LOCATED IN NEW YORK COUNTY. EACH OF THE PARTIES CONSENTS TO BE SUBJECT TO PERSONAL JURISDICTION OF THE COURTS OF NEW YORK, INCLUDING THE FEDERAL COURTS IN NEW YORK.

     (b)  EACH PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT, OR OTHER PROCESS ISSUED IN ANY ACTION OR PROCEEDING AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT, OR OTHER PROCESS MAY BE MADE BY

REGISTERED OR CERTIFIED MAIL ADDRESSED TO PLEDGOR AT ITS ADDRESS FOR NOTICES IN ACCORDANCE WITH THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF PLEDGOR’S ACTUAL RECEIPT THEREOF OR THREE DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

     (c)  NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF SECURED PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY SECURED PARTY OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

14.	Amendments.

     No amendment or waiver of any provision of this Agreement nor consent to any departure by any party herefrom shall in any event be effective unless the same shall be in writing and signed by the other party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of any party to exercise, and no delay in exercising any right under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise thereof or the exercise of any other right. The remedies provided for in this Agreement are cumulative and not exclusive of any remedies provided by law.

15.	Notices.

     Unless otherwise specifically provided herein, all notices to Pledgor under this Agreement shall be provided in the same manner as notices to BRFC LLC specified in Section 8.1 of the Purchase Agreement and all notices to Secured Party under this Agreement shall be provided in the same manner as notices to Secured Party specified in Section 8.1 of the Purchase Agreement.

16.	Continuing Security Interest.

     This Agreement shall create a continuing security interest in the Collateral and shall: (a) remain in full force and effect until the indefeasible payment in full of the Secured Obligations; (b) be binding upon Pledgor and its successors and assigns; and (c) inure to the benefit of Secured Party and its successors, and permitted assigns. Upon the indefeasible payment in full of the Secured Obligations, the security interests granted herein shall automatically terminate and all rights to the Collateral shall revert to Pledgor. Upon any such termination, Secured Party will, at Pledgor’s expense, execute and deliver to Pledgor such documents as Pledgor shall reasonably request to evidence such termination. Such documents shall be prepared by Pledgor and shall be in form and substance reasonably satisfactory to Secured Party.

17.	Security Interest Absolute.

     To the maximum extent permitted by law, all rights of Secured Party, all security interests hereunder, and all obligations of Pledgor hereunder, shall be absolute and unconditional irrespective of:

     (a)  any lack of validity or enforceability of any of the Secured Obligations or any other agreement or instrument relating thereto;

     (b)  any change in the time, manner, or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from any agreement or instrument relating to the Secured Obligations;

     (c)  any exchange, release, or non-perfection of any other collateral, or any release or amendment or waiver of or consent to departure from any guaranty for all or any of the Secured Obligations; or

     (d)  any other circumstances that might otherwise constitute a defense available to, or a discharge of, Pledgor.

18.	Reserved.

19.	Headings; Construction.

     Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement or be given any substantive effect. In this Agreement, the singular shall be deemed to include the plural and vice versa; the document shall not be construed for or against either party, each party having had an opportunity to review it and have it reviewed by counsel.

20.	Severability.

     In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

21.	Counterparts; Telefacsimile Execution.

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, or binding effect hereof.

22.	Waiver of Marshaling.

     Each of Pledgor and Secured Party acknowledges and agrees that in exercising any rights under or with respect to the Collateral: (a) Secured Party is under no obligation to marshal any Collateral; (b) may, in its absolute discretion, realize upon the Collateral in any order and in any manner it so elects; and (c) may, in its absolute discretion, apply the proceeds of any or all of the Collateral to the Secured Obligations in any order and in any manner it so elects. Pledgor and Secured Party waive any right to require the marshaling of any of the Collateral.

23.	Waiver of Jury Trial; No Consequential Damages.

     PLEDGOR AND SECURED PARTY HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. PLEDGOR AND SECURED PARTY REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT. EACH PARTY WAIVES ANY RIGHT WHICH IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

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     IN WITNESS WHEREOF, Pledgor and Secured Party have caused this Agreement to be duly executed and delivered by their officers thereunto duly authorized as of the date first written above.

ROCK ACQUISITION CORPORATION, a Michigan corporation,
organization identification number 36397C

By:

Title:

INTUIT INC., a Delaware corporation

By:

Title:

GUARANTY AND SURETY AGREEMENT

     THIS GUARANTY AND SURETY AGREEMENT (this “Agreement”), dated as of July 31, 2002 by Rock Acquisition Corporation, a Michigan corporation, and Title Source, Inc., a Michigan corporation, jointly and severally (collectively, the “Guarantors” and each a “Guarantor”).

WITNESSETH:

     Background. Intuit Inc., a Delaware corporation (“Intuit”), and Quicken Loans Inc., a Michigan corporation (the “Borrower”), have executed and delivered a certain Mortgage Warehousing Agreement dated the date hereof (the “Loan Agreement”). As an inducement to Intuit to enter into the Loan Agreement, the Guarantors have agreed, jointly and severally, to guarantee all Obligations (as defined below) of the Borrower and to execute and deliver this Guaranty and Surety Agreement. All capitalized terms not otherwise defined herein will have the meanings set forth in the Loan Agreement.

     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Guarantors hereby agree, jointly and severally, as follows:

     1. The Guarantors, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantee to Intuit and to its successors and permitted assigns, and become surety to Intuit and to its successors and permitted assigns for, the prompt and unconditional payment and performance of all obligations of the Borrower (including any trustee or debtor in possession of or for the Borrower) to Intuit arising out of or provided for in the Loan Agreement and the Security Agreement of even date herewith from the Borrower to Intuit (collectively, the “Related Documents”) or under any renewals, extensions or modifications thereof, whether primary, secondary, direct, contingent, sole, joint, several or joint and several, including without limitation the payment of (i) the total amount of principal under the Loan Agreement, (ii) all interest, costs, charges, expenses and reasonable attorneys’ fees payable in accordance with the Loan Agreement as the same shall become due and payable (whether at stated maturity, by acceleration or otherwise) and (iii) all other obligations of any kind owing from time to time by the Borrower under the terms of any Related Document (hereinafter referred to individually as an “Obligation” and collectively as “Obligations”). If any Obligation is not paid or performed by the Borrower punctually when due, subject to any applicable grace period, including without limitation any Obligation due by acceleration of the maturity thereof, the Guarantors will, upon Intuit’s demand, immediately pay or perform such Obligation or cause the same to be paid or performed strictly in accordance with the terms thereof. The Guarantors, jointly and severally, will pay to Intuit, upon demand, all losses and reasonable costs and expenses, including without limitation reasonable attorneys’ fees, which Intuit may incur in the collection or enforcement of the Obligations or of the Guarantors’ obligations under this Agreement. This is a guaranty of payment and performance and not of collectibility.

     2. The Guarantors further hereby unconditionally and irrevocably agree and guarantee to make full and prompt payment to Intuit of any of the Obligations which Intuit is subsequently ordered or required to pay or disgorge on the grounds that such payments constituted an avoidable preference or a fraudulent transfer under applicable bankruptcy, insolvency or fraudulent transfer laws; and the Guarantors, jointly and severally, shall fully and promptly indemnify Intuit for all costs (including, without limitation, reasonable attorneys’ fees) incurred by Intuit in defense of such claims of avoidable preference or fraudulent transfer. The Guarantors further agree, jointly and severally, to pay to Intuit, upon demand, all losses and reasonable costs and expenses, including without limitation reasonable attorneys’ fees, that may be incurred by Intuit in attempting to cause the Obligations to be satisfied or in attempting to cause satisfaction of the Guarantors’ liability under this Agreement.

     3. The Guarantors hereby:

          (a) Assent to all terms of the Related Documents and all agreements hereafter made by the Borrower with Intuit;

          (b) Agree that Intuit may, without limitation and without modifying, limiting, releasing, discharging or otherwise affecting the Guarantors’ obligations under this Agreement:

               (i) Exchange, release or surrender to the Borrower or to any guarantor, pledgor, or grantor any collateral, or waive, release or subordinate any security interest, in whole or in part, now or hereafter held as security for any of the Obligations;

               (ii) Waive or delay the exercise of any of its rights or remedies against the Borrower or any other person or entity, including, without limitation, the Guarantors or any other guarantor;

               (iii) Release the Borrower or any other person or entity, including, without limitation, any other guarantor;

               (iv) Renew, extend, or modify the terms of, any of the Obligations or any instrument or agreement evidencing the same; and

               (v) Apply payments by the Borrower, the Guarantors, or any other person or entity, to any of the Obligations;

          (c) Waive all notices whatsoever with respect to this Agreement or with respect to the Obligations, including, but without limitation, notice of:

               (i) Intuit’s acceptance hereof or its intention to act, or its action, in reliance hereon;

               (ii) The present existence or future incurring of any of the Obligations or any terms or amounts thereof or any change therein;

               (iii) Any default by the Borrower or any surety, pledgor, grantor of security, or guarantor, including, without limitation, the Guarantors; and

               (iv) The obtaining or release of any guaranty or surety agreement (in addition to this Agreement), pledge, assignment, or other security for any of the Obligations.

     The Guarantors waive notice of presentment, demand, protest and notice of nonpayment, protest in relation to any instrument evidencing any of the Obligations, and any other demands and notices required by law, except as such waiver may be expressly prohibited by law.

     4. The liability of the Guarantors under this Agreement is absolute and unconditional, jointly and severally, primary, direct and immediate, without regard to the liability of any other person, and shall not in any manner be affected by reason of any action taken or not taken by Intuit, which action or inaction is herein consented and agreed to, nor by the partial or complete unenforceability or invalidity of the Obligations or of any other guaranty or surety agreement, pledge, assignment or other security for any of the Obligations. No delay in making demand on a Guarantor for satisfaction of its liability hereunder shall prejudice Intuit’s right to enforce such satisfaction. All of Intuit’s rights and remedies shall be cumulative and any failure of Intuit to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any time, and from time to time, thereafter.

     5. The Guarantors hereby waive (i) all defenses to, and all setoffs, counterclaims and claims or recoupment against, the Obligations that may at any time be available to the Borrower and (ii) all other defenses under any applicable law that would, but for this clause (ii), be available to the Guarantors as a defense against or a reduction or limitation of its liabilities and obligations hereunder. This Agreement is a primary obligation of the Guarantors.

     6. Until the Obligations have been paid in full, all rights that the Guarantors may at any time have against the Borrower or any collateral for the Obligations by virtue of their obligation hereunder (including rights of subrogation, exoneration, reimbursement, indemnity and contribution and whether arising under applicable law or otherwise), are hereby expressly subordinated to the prior payment, observance and performance in full of the Obligations. No Guarantor shall enforce any of the rights, or attempt to obtain payment or performance of any of the obligations, subordinated pursuant to this Section 6 until the Obligations have been paid, observed and performed in full except that such prohibition shall not apply to routine acts, such as the giving of notices and the filing of continuation statements, necessary to preserve any such rights. If any amount shall be paid to or recovered by any Guarantor (whether directly or by the way of setoff, recoupment or counterclaim) on account of any right or obligation subordinated pursuant to this Section 6, such amount shall be held in trust by that Guarantor for the benefit of Intuit, not commingled with any of that Guarantor’s other funds, and forthwith paid over to Intuit, in the exact form received, together with any necessary endorsements, to be applied and credited against, or held as security for, the Obligations and the obligations of that Guarantor hereunder.

     7. Each Guarantor makes the following agreements:

(a) The Guarantors will furnish to Intuit (i) within ninety (90) days after the close of each fiscal year: (A) a statement of stockholders’ equity; (B) an income statement of the Guarantors for such fiscal year; (C) a cash flow statement for such fiscal period; and (D) a balance sheet of the Guarantors as of the end of such fiscal year, all in reasonable detail, including all supporting schedules and comments and the accountant’s management letter on internal procedures and controls; the statements and balance sheet to be audited by an independent certified public accountant selected by the Guarantors and reasonably acceptable to Intuit; and accompanied by such accountant’s unqualified opinion; (ii) within forty-five (45) days after the close of each fiscal quarter (other than the fourth quarter) (A) a statement of stockholders’ equity; (B) an income statement of the Guarantors for such fiscal quarter; (C) a cash flow statement for such fiscal quarter; and (D) a balance sheet of the Guarantors as of the end of such fiscal quarter, all in reasonable detail; and (iii) copies of federal and state and local income tax returns previously filed by the Guarantor, within ten (10) days of Intuit’s written request.

(b) Reserved.

(c) In the event Rock Acquisition Corporation desires to form a wholly-owned subsidiary to hold all of the capital stock of the Borrower and Title Source, Inc., Intuit will cooperate with the Guarantors and the Borrower to effect such reorganization so long as it does not adversely affect Intuit’s collateral for the Obligations, and the Guarantors and the Borrower will take such actions and execute and deliver such agreements, instruments, certificates and opinions as Intuit shall request, including a guaranty of such new subsidiary, a pledge agreement of such new subsidiary, delivery of certificated securities, certified charter documents, by-laws and votes of directors, opinions of counsel and such other documents as Intuit may request in connection therewith.

(d) The Guarantors shall maintain adequate books, accounts and records with appropriate notations thereon of all assignments to Intuit, and permit Intuit or its representatives at any reasonable time to inspect or examine or audit their books, accounts and records.

(e) Each Guarantor shall comply with all present and future judgments, and with all material laws and regulations applicable to the operation of its business, and all material agreements to which it is subject.

(f) Each Guarantor shall preserve and maintain its existence, rights, franchises and privileges as a corporation in the jurisdiction of its organization, and qualify and remain qualified as a foreign corporation in each jurisdiction where its failure to be so qualified would have a material adverse effect on its business.

(g) At all times, each Guarantor shall maintain in effect, renew and comply with, and cause each of its subsidiaries, if any, to maintain in effect, renew and comply with all the terms and conditions of all consents, licenses, approvals and authorizations necessary under any applicable law or regulation for the execution, delivery and performance of this Agreement and the Security Agreement of the Guarantors to Intuit and to make this Agreement and such other documents legal, valid, binding and enforceable.

     8. Each Guarantor hereby agrees that, without the prior written consent of Intuit which may be withheld in Intuit’s sole discretion, and until all Obligations have been repaid, neither Guarantor will nor will either Guarantor permit any of its subsidiaries to:

     8.01 No Other Liens. Permit any lien or financing statement covering any of its assets to be on file or recorded in any public office, or pledge, grant or permit to exist a security interest or lien upon any of its assets of any kind, real or personal, tangible, intangible, now owned or hereafter acquired, in either case which is senior to the liens securing the Guarantors’ obligations hereunder, except:

     (a)  purchase money liens on specific equipment;

     (b)  liens in favor of Intuit; and

     (c)  statutory liens which are being contested in good faith or which are discharged within thirty (30) days of the Guarantors’ acquiring notice thereof.

     8.02 No Liquidation /No Sale. Liquidate or dissolve, or sell, assign, lease or otherwise dispose of (whether in one or a series of transactions) all or substantially all of its assets whether now owned or hereafter acquired to any Person.

     8.03 No Sale of Assets Outside Ordinary Course. Sell, transfer, lease or otherwise dispose of its assets except (a) in the ordinary course of business and (b) dispositions of other assets in any fiscal year having a fair market value of not more than $500,000.

     8.04 No Guarantees. Become liable or contingently liable as guarantor, surety, or endorser for any obligation or indebtedness of any Person or otherwise assure the creditors of any Person against loss in connection with the indebtedness of any other Person, except for (a) guarantees of the obligations of the Borrower, another Guarantor or a subsidiary of a Guarantor, (b) guarantees required by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and (c) indemnities in the ordinary course of business relating to the sale or insurance of mortgage loans.

     8.05 No Distributions. Declare or pay any Distributions except in the case of Title Source, Inc. for the payment of dividends to Rock Acquisition Corporation to be used by Rock Acquisition Corporation solely to make payments on the Note (as defined in that certain Stock Purchase and Sale Agreement dated as of June 20, 2002 among Borrower, Title Source, Inc., BRFC LLC and Intuit, as amended).

     8.06 Transactions with Affiliates. Directly or indirectly enter into, or permit any of its subsidiaries to enter into, any transaction (including the purchase, sale, lease, or exchange of any property, the making or borrowing of any loan or the rendering of any service) with any Affiliate except that the Guarantor and its subsidiaries (a) may enter into other transactions with Affiliates beneficial to their business operations and on terms no less favorable than those available from unrelated third parties and (b) may pay salaries, fees and bonuses and otherwise provide compensation to directors, officers and employees.

     8.07 No Additional Issuance of Securities. Issue additional equity securities, warrants, options or other similar interests.

     For purposes of this Section 8, the following terms shall have the following meanings:

     “Affiliate” means, as to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person, whether through the ownership of voting securities, by contract or otherwise, including the holder of 10% or more of the outstanding securities of such Person and any officer of such Person.

     “Distribution” means, as to any Person: (a) the declaration or payment of any dividend on or in respect of any shares of any class of capital stock of such Person, other than dividends payable solely in shares of common stock of such Person, (b) the purchase, redemption, or other acquisition or retirement of any shares of any class of capital stock of such Person directly or indirectly, (c) any other distribution on or in respect of any shares of any class of capital stock of such Person, and (d) any setting apart or allocating any sum for the payment of any dividend or distribution on or with respect to, or for the purchase, redemption, or retirement of, any shares of capital stock of such Person.

     “Person” means any corporation, limited liability company, natural person, firm, joint venture, partnership, trust, unincorporated organization or any governmental entity or body.

     9.01 Events of Default. The Guarantors shall be in default under this Agreement upon the happening of any of the following events or conditions (each an “Event of Default”):

     9.01.01 The occurrence of an Event of Default under the Loan Agreement.

     9.01.02 Default in the payment of any other Obligations (other than as described in Section 9.01.01) or any amounts due hereunder and such default is not cured within any applicable grace period or, if there is no applicable grace period, within 10 days after written notice to the Borrower or the Guarantors, respectively.

     9.01.03 Either Guarantor shall fail to perform or observe any of the terms, covenants, conditions or provisions of Sections 8.01, 8.02, 8.03, 8.04, 8.05 or 8.07 hereof; provided, however, that any such default which results from any action, failure to act, or other circumstance unknown to the Guarantors’ boards of directors or senior management (i.e., the president, chief executive officer and chief financial officer) shall not constitute an Event of Default hereunder until thirty (30) days after either board of directors or any such member of senior management has knowledge of such action, failure to act, or other circumstance and such default has not been cured.

     9.01.04 Reserved.

     9.01.05 Either Guarantor shall fail to perform or observe any other covenant, agreement or provision to be performed by it under this Agreement, and such failure shall not be rectified or cured within thirty (30) days after notice thereof to the Guarantors.

     9.01.06 Insolvency, appointment of a receiver for benefit of creditors by, or the commencement of any case or proceeding under any bankruptcy or insolvency law by or against the Borrower or either Guarantor unless said proceeding, if commenced against the Borrower or a Guarantor, is dismissed within thirty (30) days from the date it is filed.

     9.02 Remedies Upon Default. Upon the occurrence and while an Event of Default exists and is continuing, Intuit may (i) declare all sums owed by Borrower to Intuit immediately due and payable, (ii) take all actions available at law and equity against the Guarantors, and (iii) exercise all rights and remedies of a secured party under the Uniform Commercial Code and other applicable law, in addition to the rights and remedies provided herein or in any other instrument or paper executed by Borrower and the Guarantors.

     9.03 Remedies Cumulative. All remedies available to Intuit shall be cumulative and not alternate such that the exercise of one or more of them shall not preclude exercising one or more of the others.

     9.04 Requirement for Notice of Default. The Guarantors shall give Intuit written notice of the occurrence of any Event of Default or the existence of any event which would, with the passage of time or giving of notice, constitute an Event of Default, immediately after discovery of any such event.

     10. This Agreement shall be a continuing one and remain in full force and effect until all of the Obligations have been paid in full, regardless of how long before or after the date hereof any of the Obligations were or are incurred and notwithstanding any interruption in the business relationship between Intuit and the Borrower and/or the Guarantors.

     11. If a Guarantor becomes bankrupt or insolvent, or any application is made to have a Guarantor declared bankrupt or insolvent, or a receiver or trustee is appointed for a Guarantor or for all or a substantial part of the property of a Guarantor, or if a Guarantor makes an assignment for the benefit of its creditors, notice of such occurrence or event shall be promptly furnished to Intuit by that Guarantor.

     12. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered by personal delivery, overnight courier service, certified or registered mail, postage prepaid, or by facsimile, and will be deemed given (1) upon delivery, if delivered personally, (2) one business day after deposit with a national overnight courier service for overnight delivery, (3) one business day after transmission by facsimile with confirmation of receipt, and (4) three business days after deposit in the mails, if mailed by registered or certified mail, postage prepaid, to the following addresses:

If to Intuit:	If sent by registered or certified mail or telecopy, to:

Intuit Inc. Attn: General Counsel Legal Dept. P.O. Box 7850 Mountain View, CA 94039-6622 Fax No.: (650) 944-6622

If personally delivered or delivered by courier, to:

Intuit Inc. Attn: General Counsel Legal Dept. 2550 Garcia Avenue Mountain View, CA 94043 Fax No.: (650) 944-6622

With a copy to (which shall not constitute notice):

Fenwick & West LLP Two Palo Alto Square Palo Alto, California 94306 Attention: Mark A. Leahy, Esq. Fax No.:(650) 494-1417

If to Guarantors, to:	Rock Acquisition Corporation 20555 Victor Parkway Livonia, Michigan 48152 Attention: Chief Executive Officer

With a copy to: Rock Acquisition Corporation 20555 Victor Parkway Livonia, Michigan 48152 Attention: Corporate Counsel

Title Source, Inc. 3001 W. Big Beaver Rd. Troy, MI 48084 Attn: Chief Executive Officer

In each case, with a copy to (which shall not constitute notice):

Alan S. Schwartz, Esq. Honigman Miller Schwartz and Cohn LLP 2290 First National Building 660 Woodward Avenue Detroit, Michigan 48226-3583

     Or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 12, except that notices of change of address will only be effective upon receipt.

     13. The laws of the State of New York shall govern this Agreement, its construction, and the determination of any rights, duties or remedies of the parties arising out of, or relating to, this Agreement (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law). The parties acknowledge that the United States District Court for the Southern District of New York or any New York state court of competent jurisdiction located in New York county shall have exclusive jurisdiction over any case or controversy arising out of, or relating to, this Agreement and that all litigation arising out of, or relating to, this Agreement shall be commenced in the United States District Court for the Southern District of New York or in any New York state court of competent jurisdiction located in New York county. Each of the parties consents to be subject to personal jurisdiction of the courts of New York, including the federal courts in New York.

     14. EACH GUARANTOR AND INTUIT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

     15. This Agreement shall inure to the benefit of Intuit, its successors and permitted assigns, and shall be binding upon the Guarantors and the Guarantors’ successors and assigns. The Guarantors may not assign this Agreement without the prior written consent of Intuit and Intuit may not assign or transfer its rights under this Agreement except in connection with an assignment of the Loan Agreement in accordance with the terms thereof. Any assignment in violation of this provision shall be void.

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     IN WITNESS WHEREOF, the Guarantors have caused this Agreement to be executed by their duly authorized officers as of the date and year above written.

ROCK ACQUISITION CORPORATION

By:

Its:

TITLE SOURCE, INC.

By:

Its:

Agreed and Accepted:

INTUIT INC.

By: